As filed with the Securities and Exchange Commission on August 21, 1998
                                            Registration Statement No. 333-59215
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                            ON FORM S-3* TO FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              T CELL SCIENCES, INC.
             (Exact Name of Registrant as Specified in its Charter)



                                  DELAWARE                                     13-3191702
(State or Other Jurisdiction of Incorporation or Organization)   (I.R.S. Employer Identification No.)



                 119 Fourth Avenue, Needham, Massachusetts 02494
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)


               UNA S. RYAN, President and Chief Executive Officer
    T Cell Sciences, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494,
                                 (781) 433-0771
(Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ---------------

                                   Copy to:




                              STUART M. CABLE, ESQ.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000



     Approximate date of commencement of proposed sale to public: From time to time after this Post-Effective Amendment becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ] 333-       .

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ] 333-        .

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ---------------

This post-effective amendment to the registration statement shall become effective upon order of the
      Commission pursuant to Section 8(c) of the Securities Act of 1933.


* Filed as a Post-Effective Amendment on Form S-3 to such Form S-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described therein. See "Introductory Statement Not Forming Part of the Prospectus."
================================================================================

           INTRODUCTORY STATEMENT NOT FORMING PART OF THE PROSPECTUS

     T Cell Sciences, Inc., a Delaware corporation ("T Cell" or the "Company"), filed a Registration Statement on Form S-4 (No. 333-59215) (the "Registration Statement") on July 16, 1998 relating to common stock and warrants to purchase common stock issued in connection with the merger (the "Merger") of TC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of T Cell ("TCMC"), with and into Virus Research Institute, Inc., a Delaware corporation ("VRI"), which was consummated on August 21, 1998.

     Pursuant to the merger agreement by and among T Cell, TCMC and VRI (the "Merger Agreement"), former holders of common stock of VRI (the "VRI Common Stock") received, in exchange for each issued and outstanding share of VRI Common Stock, (i) 1.55 shares of common stock of T Cell ("T Cell Common Stock") and the associated rights to purchase shares of T Cell Class C-1 Junior Participating Cumulative Preferred Stock, par value $.01 per share, pursuant to the Rights Agreement, dated as of November 10, 1994, between the Company and State Street Bank and Trust Company, as Rights Agent, as amended, and (ii) .20 of a warrant (collectively, the "T Cell Warrants") to purchase one share of T Cell Common Stock. The T Cell Warrants have an exercise price of $6.00 per share. In addition, pursuant to the Merger Agreement, the Company assumed the obligations of VRI with respect to all outstanding warrants to acquire shares of VRI Common Stock (the "VRI Warrants"), each of which is exercisable for (X) that number of whole shares of T Cell Common Stock equal to the product of the number of shares of VRI Common Stock covered by the VRI Warrant immediately prior to the effective date of the Merger (the "Effective Time") multiplied by
1.55 (rounded down to the nearest whole number of shares of T Cell Common Stock) and (Y) that number of whole T Cell Warrants equal to the product of the number of shares of VRI Common Stock covered by the VRI Warrant immediately prior to the Effective Time multiplied by .20 (rounded up to the nearest whole number of T Cell Warrants). T Cell Warrants to purchase 1,811,155 shares of T Cell Common Stock were issued in connection with the Merger, and T Cell Warrants to purchase 16,717 shares of T Cell Common Stock are issuable upon exercise of the VRI Warrants.

PROSPECTUS


                              T CELL SCIENCES, INC.


1,957,427 Shares of Common Stock Issuable by T Cell Upon Exercise of T Cell
                  Warrants and VRI Warrants Assumed by T Cell
                                      and
    16,717 T Cell Warrants Issuable by T Cell Upon Exercise of VRI Warrants
                                      and
                     11,992,438 Shares of Common Stock and
1,258,438 T Cell Warrants to Purchase Common Stock to Be Sold by Selling
                                Securityholders

     This Prospectus relates to the (i) issuance of 1,957,427 shares of common stock, $.001 par value per share (the " T Cell Common Stock," which definition includes the associated rights to purchase shares Class C-1 Junior Participating Cumulative Preferred Stock), of T Cell Sciences, Inc., a Delaware corporation ("T Cell" or the "Company"), issuable upon (a) the exercise of common stock purchase warrants (the "T Cell Warrants") that were issued to holders of common stock (the "VRI Common Stock") of Virus Research Institute, Inc., a Delaware corporation ("VRI"), in the merger (the "Merger") of TC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into VRI pursuant to the Agreement and Plan of Merger, dated as of May 12, 1998, by and among the Company, TC Merger Corp. and VRI (the "Merger Agreement"), (b) the exercise of warrants to subscribe for and purchase common stock of VRI (the "VRI Warrants"), which warrants were assumed by the Company in connection with the Merger and (c) the exercise of T Cell Warrants issuable upon exercise of the VRI Warrants, (ii) the issuance of 16,717 T Cell Warrants issuable upon the exercise of the VRI Warrants and (iii) the sale by certain former stockholders of VRI (the "Selling Securityholders") of the 10,552,840 shares of T Cell Common Stock and 1,235,060 T Cell Warrants issued to them in connection with the Merger, the 181,160 shares of T Cell Common Stock and 23,378 T Cell Warrants issuable to them upon the exercise of VRI Warrants held by them, and the 1,258,438 shares of T Cell Common Stock issuable to them upon the exercise of the T Cell Warrants issued and issuable to them (collectively, the "Selling Securityholder Securities"). The Selling Securityholder Securities covered by this Prospectus may be offered and sold, from time to time, by or on behalf of the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                                --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

     The Company will not receive any of the proceeds from the sale of Selling Securityholder Securities covered by this Prospectus. The Company will pay all of the expenses incident to the registration, offering and sale of the Selling Securityholder Securities, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. See "Plan of Distribution."


     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TCEL." On August 20, 1998, the closing sale price of the T Cell Common Stock on the Nasdaq National Market was $2.094 per share.


                The date of this Prospectus is August 21, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: the Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1935 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements, exhibits and schedules thereto, including this Post-Effective Amendment No. 1 on Form S-3, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of T Cell Common Stock and the T Cell Warrants offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, the T Cell Common Stock and the T Cell Warrants, reference is made to the Registration Statement. Statements contained herein regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by its Annual Report Amendment on Form 10-K/A, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, (iv) the Company's Current Report on Form 8-K, dated August 21, 1998 and (v) the description of the T Cell Common Stock contained in the Company's Registration Statement on Form 8-A, filed September 22, 1986, including all amendments and reports updating such description.

     In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering or resale by the Selling Securityholders of the T Cell Common Stock and T Cell Warrants registered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Prospectus) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All requests shall be directed to: T Cell Sciences, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494,
Attention: Norman W. Gorin, Secretary, Telephone: (781) 433-3175. No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.



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


                                 RISK FACTORS

     The Shares of T Cell Common Stock and the T Cell Warrants offered hereby include a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below.


Risk Factors Regarding T Cell

     Early Stage of Product Development; Uncertainties Relating to Clinical Trials and Product Development. All of the Company's therapeutic product candidates are in various stages of research and development and no revenues have been generated from the commercialization of these products. There can be no assurance that any of the Company's therapeutic product candidates which are under development will prove to be safe or effective in clinical trials, will be approved by regulatory authorities, can be manufactured at acceptable cost with appropriate quality, or can be successfully marketed. the Company's therapeutic product candidates will require substantial additional development, including in the areas of preclinical and clinical testing, regulatory approvals and manufacturing processes prior to their commercialization. The Company has performed only limited preclinical and clinical testing of certain of its product candidates and technologies under development. Preclinical studies of product candidates may not predict and do not ensure safety or efficacy in humans and are not necessarily indicative of the results that may be achieved in clinical trials with humans. There can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of the Company's potential products. Even after being cleared by the United States Food and Drug Administration (the "FDA") or the regulatory authorities of other countries, a product may later be shown to be unsafe or to not have its purported effect, thereby preventing its widespread use or requiring its withdrawal from the market. The rate of completion of the Company's clinical trials depends on, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the clinical protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may rely on third parties to assist it in overseeing and monitoring clinical trials, which may result in delays in completing, or failure to complete, clinical trials if such third parties fail to perform under their agreements with the Company or fail to meet regulatory standards in the performance of their obligations under such agreements.

     History of Losses; Uncertainty of Future Profitability. The Company has incurred operating losses since its inception and had accumulated net losses of approximately $73.0 million as of June 30, 1998. The continued development of the Company's products will require the commitment of substantial resources to conduct research and preclinical and clinical programs, to establish manufacturing capabilities and sales and marketing capabilities, and to establish additional quality control, regulatory and administrative capabilities. The Company may incur substantial operating losses over the next several years as its product development programs and clinical testing expand. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain and to achieve profitability the Company must, among other things, successfully complete development of its products, obtain regulatory approvals and establish manufacturing and marketing capabilities. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis.

     Need for Additional Funds. The Company has funded its operations and capital expenditures to date primarily through equity financing, strategic alliances with commercial partners, and sales of reagent and diagnostic products. Since inception, the Company has raised net proceeds of approximately $80.3 million through equity financings. The Company anticipates that it will need to raise substantial additional funds, through additional equity or debt financings, research and development financings, collaborative relationships or otherwise, prior to the commercialization of its products. There can be no assurance that any such additional funding will be available to the Company or, if available, that it will be on reasonable terms. Any such additional funding may result in



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


significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail its research and development programs or obtain funds through arrangements with collaborative partners that may require the Company to relinquish certain material rights to its products.

     Dependence on Third Parties for Clinical Supplies. The Company is dependent on sourcing from a third party manufacturer for suitable quantities of soluble Complement Receptor 1 ("sCR1") and other materials necessary for clinical trials in addition to those currently being conducted by the Company. The inability to have suitable quality and quantities of material produced in a timely manner would result in significant delays in the clinical development and sale of products, which could adversely affect the Company's business, financial condition and results of operations.

     No Assurance of FDA Approval; Comprehensive Government Regulation. The Company's research, development and clinical programs are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Most of the Company's products will require governmental approvals for commercialization which have not yet been obtained and are not expected to be obtained for several years. Preclinical and clinical trials and manufacturing and marketing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical, clinical and post-clinical testing of many of the Company's products to establish their safety and efficacy, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review, which may result in limitations or restrictions on the Company's ability to utilize its technology or develop its products. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all, or that the Company will not encounter problems in clinical trials that will cause the Company or governmental authorities to delay or suspend such trials. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed which may restrict the patient population for which any product may be prescribed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continuing review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

     To commercialize any product and prior to submitting the application for marketing approval in the United States, the Company must sponsor and file an Investigational New Drug ("IND") application for each proposed product and must be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of such product. There can be no assurance that the Company will be able to obtain the necessary clearances for clinical trials or approvals for manufacturing or marketing any of its product candidates. After completion of clinical trials of a new product, FDA marketing approval must be obtained. At that time, the Company must submit relevant data, including the results of product development activities, preclinical studies and clinical trials, in addition to detailed manufacturing information. Notwithstanding the submission of relevant data, the FDA may withhold marketing approval and may require additional clinical trials.

     Dependence on Manufacturing, Sales, Distribution and Marketing
Partners. To be successful, the Company's products must be manufactured in commercial quantities, within regulatory requirements and at competitive costs. There can be no assurance that the Company will be able to obtain access to suitable product manufacturing facilities. Except for research reagents and certain diagnostic products, the Company has limited experience in sales, marketing and distribution of commercial products. To market any of its products directly, the Company must develop a substantial marketing and sales force with technical expertise and a supporting distribution capability. There can be no assurance that the Company will be able to establish sales and distribution capabilities without undue delays or expenditures or that it will be successful in gaining market acceptance for its products. The Company may also enter into strategic partnerships for the manufacturing, sales, distribution and marketing



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of its products. There can be no assurance the Company will be able to enter into successful strategic partnership agreements on terms acceptable to the Company, if at all.

     Competition and Risk of Technological Obsolescence. Biotechnology, pharmaceuticals and therapeutics are rapidly evolving fields in which developments are expected to continue at a rapid pace. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceuticals, therapeutics and biotechnology companies as well as universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its area of focus. Competition from other biotechnology, pharmaceuticals and therapeutics companies is intense and expected to increase as new products enter the market and new technologies become available. The Company's competitors may also succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or that render the Company's technologies or products obsolete or noncompetitive. The Company's competitors may also succeed in obtaining patent protection or other intellectual property rights that would block the Company's ability to develop its potential products, or in obtaining regulatory approval for the commercialization of their products more rapidly or effectively than the Company. Finally, many of these competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company.

     Dependence on Patents and Proprietary Technology. The Company's success will depend in part on the ability of the Company and its licensors to obtain and maintain patent protection for the Company's technology and to preserve its trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. The failure of the Company or its licensors to obtain and maintain patent protection for the Company's technology could have a material adverse effect on the Company's business, financial condition and results of operations. Patent positions in the biotechnology field are highly uncertain and involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents, particularly in regard to human therapeutic uses. There can be no assurance that patent applications relating to the technology used by the Company will result in patents being issued or that, if issued, the patent will not be subjected to further proceedings limiting the scope of the rights under the patent or that such patent will provide a competitive advantage or will afford protection against competitors with similar technology, or will not be challenged successfully, invalidated or circumvented by competitors. Moreover, because patent applications in the United States are maintained in secrecy until the patents are issued and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications for such inventions. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is adverse to the Company, the Company's business, financial condition and results of operations could be materially adversely affected. In addition to any potential liability for significant damages, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. Costs associated with any licensing arrangement may be substantial and could include ongoing royalties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be prevented from manufacturing and marketing such products. In either case, the failure to obtain such licenses on acceptable terms, if at all, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, the Company conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventors' rights agreements by their academic institutions.



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


     Dependence on Reimbursement. In both the United States and elsewhere, sales, if any, of most of the Company's products will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. Moreover, the federal government of the United States has made the containment of health care costs a top priority. If the Company succeeds in bringing one or more products to market, there can be no assurance that these products will be considered cost-effective, that reimbursement will be available or, if available, that the level of reimbursement will be sufficient to allow the Company to sell its products on a profitable basis.

     Exposure to Product Liability Claims. The Company's business exposes it to inherent risks of product liability claims, product recalls and associated adverse publicity which are inherent in the testing, manufacturing, marketing and sale of human therapeutic products. The Company currently has liability insurance of limited coverage. There can be no assurance that it will be able to maintain such insurance or obtain general product liability insurance on acceptable terms or at reasonable costs or that such insurance will be in sufficient amounts to provide the Company with adequate coverage against potential liabilities. A product liability claim or product recall could inhibit or prevent commercialization of products being developed by the Company. Any product liability claim or product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

     Health Care Reform. The health care industry in the United States and in Europe is undergoing fundamental changes as the result of political, economic and regulatory influences. Reforms proposed from time to time include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that alternative health care delivery systems and methods of payment will continue to be reviewed and assessed, and public debate of these issues will likely continue. The Company cannot predict whether any reform initiatives will result or, if adopted, what impact they might have on the Company, and there can be no assurance that the adoption of reform proposals will not have a material adverse effect on the Company's business, financial condition and results of operations. Announcements of reform proposals and the investment community's reaction to such proposals, announcements by competitors and third-party payors of their strategy in responding to reform initiatives, and general industry conditions could produce volatility in the trading and market price of the T Cell Common Stock.

     Hazardous Materials; Environmental Matters. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulation may have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence Upon Key Personnel. The Company is dependent on the members of its management and scientific staff, the loss of one or more of whom could have a material adverse effect on the Company. The Company also depends on its scientific collaborators and advisors, all of whom have commitments that may limit their availability to the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as the Company expands its activities in clinical trials, the regulatory approval process and sales and manufacturing. the Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect the Company's future business, financial condition and results of operations.

     Volatility of Stock Price. The market price of the shares of T Cell Common Stock, like that of the common stock of many other early-stage biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the T Cell Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of many biotechnology companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely effect the market price of the T Cell Common Stock. Future sales of T Cell Common Stock in the public market by existing stockholders also could have an adverse effect on the price of T Cell Common Stock.


Risk Factors Regarding VRI, a Wholly-Owned Subsidiary of T Cell

     Early Stage of Product Development; Technological Uncertainties. VRI is in the development stage and the development of any products will require significant further research, development, testing and regulatory approvals prior to commercialization. Substantially all of VRI's resources have been, and for the foreseeable future will continue to be, dedicated to the discovery and development of vaccine and immunotherapeutic delivery systems and vaccines. There are a number of technological challenges that VRI must successfully address to complete any of its development efforts. The results of preclinical studies by VRI and/or its collaborators may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the vaccine and immunotherapeutic delivery systems and vaccines under development by VRI may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received by VRI, VRI may abandon projects which it might otherwise have believed to be promising.

     In addition, the product development programs conducted by VRI and its collaborators are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the technologies used by VRI will prove to be ineffective; that any or all of VRI's products will prove to be unsafe or toxic or otherwise fail to receive necessary regulatory approvals; that the product candidates, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude VRI or its collaborators from marketing such products utilizing VRI's technologies; or that third parties will market superior or equivalent products. For example, in 1997, Pasteur Merieux Connaught ("PMC") conducted a Phase II study of the Adjumer[TM] formulated influenza vaccine. The degree of improvement in immune responses elicited by the Adjumer[TM] influenza vaccine was less in comparison to the control group than was elicited in an earlier Phase I study. In addition, in the Phase II study the control group receiving the unadjuvanted vaccine generated higher immune responses than was observed in the Phase I study control group. Currently, there are only 16 vaccines for humans in routine use in the United States. There can be no assurance that any additional vaccines being developed by VRI or others will be successfully developed or commercially accepted. There can be no assurance that VRI's research and development activities will result in any commercially viable products.

     History of Operating Losses; No Product Revenue and Uncertainty of Future Profitability. VRI has incurred substantial losses in each year since its inception. As of June 30, 1998, VRI had an accumulated deficit of approximately $37.1 million. Such losses have resulted principally from costs incurred in research and development of VRI's product candidates and from general and administrative costs. No revenues have been generated by VRI from product sales or royalties and no product sales or royalties are likely for a number of years, if ever. VRI expects to incur additional operating losses over the next several years and expects cumulative losses to increase significantly as VRI expands research and development and clinical trial efforts. VRI expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. VRI's ability to achieve profitability is dependent on obtaining regulatory approvals for its products and entering into agreements for commercialization of such products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into. Further, there can be no assurance that VRI's operations will become profitable even if products under development by VRI or its collaborators using VRI's technology are commercialized. Most of the revenues that VRI anticipates that it may receive in the next few years would be pursuant to VRI's agreements with PMC, SmithKline Beecham, p.l.c. ("SmithKline") and other collaboration agreements that VRI has or may establish. In most cases, payments received under these agreements are and will be contingent upon the achievement of specified milestones. There can be no assurance that VRI will be able to establish any additional collaborations on terms acceptable to VRI or that specified milestones will be achieved.

     Future Capital Needs; Uncertainty of Additional Funding. VRI believes that its available cash should be sufficient to fund VRI's operating expenses and capital requirements through mid-1999. Thereafter, VRI will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. VRI anticipates that such funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. VRI also expects to seek additional collaborative agreements with corporate partners to fund its research and development programs. There can be no assurance, however, that VRI will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, VRI's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with collaborators, changes in the focus and direction of VRI's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process and other factors.

     If adequate funds are not available, VRI may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require VRI to relinquish rights to certain of its technologies, product candidates or products that VRI would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to VRI than might otherwise be available. References to VRI in this and the preceding paragraph, and the risks identified herein and therein, refer and apply as well to the combined company.

     Future Capital Needs; Uncertainty of Additional Funding. VRI believes that its available cash should be sufficient to fund VRI's operating expenses and capital requirements through mid-1999. Thereafter, VRI will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities prior to the commercialization of any potential products. VRI anticipates that such funds will be obtained from external sources and intends to seek additional equity, debt or lease financing to fund future operations. VRI also expects to seek additional collaborative agreements with corporate partners to fund its research and development programs. There can be no assurance, however, that VRI will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, VRI's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with collaborators, changes in the focus and direction of VRI's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process and other factors.

     If adequate funds are not available, VRI may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require VRI to relinquish rights to certain of its technologies, product candidates or products that VRI would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to VRI than might otherwise be available. References to VRI in this and the preceding paragraph, and the risks identified herein and therein, refer and apply, as well, to the combined company.

     Dependence on Collaborative Agreements; Need for Additional Partners. VRI has entered into agreements with certain pharmaceutical and biotechnology companies relating to the licensing, development and commercialization of vaccine products utilizing VRI's vaccine delivery technologies and proprietary vaccines. In particular, VRI has entered into collaborative agreements with PMC which place substantial responsibility on PMC for development of vaccines utilizing VRI's vaccine delivery systems, including conducting certain preclinical studies, clinical trials, preparation and submission of applications for regulatory approval and marketing and distribution. The agreements grant PMC the exclusive, and in some cases, the co-exclusive, right to commercialize vaccines for the prevention of a number of specified diseases and give PMC broad discretion to determine which vaccines, if any, will be developed. Also, in 1997, VRI entered into an agreement with SmithKline to collaborate on the development and commercialization of VRI's oral rotavirus vaccine. Under the terms of the agreement, SmithKline received an exclusive worldwide license to commercialize the vaccine. Subject to the successful completion by VRI of the Phase II study and the development by SmithKline of a viable manufacturing process, SmithKline will assume responsibility for all subsequent clinical trials and all other development activities. VRI expects to enter into similar agreements in the future which will place substantial responsibility on VRI's collaborator to commercialize VRI's products and which may allow such collaborators substantial discretion in determining the amount and timing of resources to be devoted to such efforts. Should a collaborative partner fail to successfully develop or commercialize, or elect not to develop or commercialize, any product candidate to which it has exclusive rights, VRI's business prospects may be materially and adversely affected. There can be no assurance that VRI's collaborators will continue their development efforts using VRI's technology or that such development efforts, if continued, will be successful. There can also be no assurance that VRI would be able to continue development of certain vaccine products if VRI's collaborators failed to do so.


     VRI's collaboration agreements will require further research and development to determine the feasibility of developing certain products utilizing VRI's vaccine delivery systems. In all cases, the programs that are the subject of VRI's collaboration agreements are in the early stages of research and development, and the collaboration agreements may require the negotiation and execution of further licenses or other agreements. There can be no assurance that any vaccine products will be developed from such agreements or that any license agreements will be entered into relating to products developed under such agreements.

     There also can be no assurance that VRI's collaborators will not pursue alternative technologies or product candidates, either on their own or in collaboration with others, that target the same indications as those covered under VRI's collaboration agreements. For example, VRI is aware that Pasteur Merieux-Oravax ("PM-O"), which has entered into an agreement with VRI relating to use of VRI's vaccine delivery systems for delivery of certain antigens for a vaccine against H. pylori, is also evaluating and/or developing other methods of delivery of an H. pylori vaccine. Specifically, VRI is aware that PM-O has conducted Phase II clinical trials of a vaccine using a delivery system other than VRI's to deliver an H. pylori vaccine mucosally. Similarly, SmithKline, which has an exclusive worldwide license to VRI's rotavirus vaccine, has announced that it has taken an option to a competing rotavirus vaccine candidate.

     VRI's strategy for the research, development and commercialization of its product candidates has required, and will continue to require, VRI to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. In particular, the vaccine market is dominated by five large companies which control in excess of 80% of the worldwide market; therefore, VRI most likely will need to enter into collaborative agreements with one or more of these companies to commercialize its vaccine products. VRI will be dependent upon the success of any such collaborators in performing their development and commercialization responsibilities. Failure to obtain such agreements could result in delays in marketing VRI's proposed products or the inability to proceed with the development, manufacture or sale of product candidates. Collaborative agreements may also require VRI to meet certain milestones and expend funds, and there can be no assurance that VRI will be successful in achieving these milestones. Failure of VRI to meet such obligations could result in a termination of those agreements and could have a material adverse effect on VRI's results of operations and business prospects.

     All of the risks set forth in this section relating to VRI and its business are generally applicable as well to VRI's collaborators to the extent that VRI's products are to be developed or commercialized through collaborative arrangements.

     Dependence on Novel Vaccine and Immunotherapeutic Delivery Systems. A major portion of VRI's research and development efforts are focused on the development of novel vaccine and immunotherapeutic delivery systems utilizing new technologies which, in some cases, have not been clinically tested in humans. There can be no assurance that these approaches and technologies will be successful. To date, there is only one adjuvant approved by the FDA for commercial use in human vaccines. VRI's Adjumer[TM] and Micromer[TM] vaccine delivery systems utilize a synthetic polyphosphazene derivative ("PCPP") as an adjuvant. PCPP has not been approved for commercial use in human vaccines.
VRI's Micromer[TM] and VibrioVec[TM] delivery systems are being developed for delivery of vaccines intranasally and orally. No mucosal vaccine delivery system for intranasal or oral delivery has yet been approved. Micromer[TM] and VibrioVec[TM] are still in the early stages of research and development, and VRI and its collaborators have not yet commenced clinical testing of vaccines utilizing these delivery systems. Of the 16 vaccines in routine use in the United States, only two are delivered orally, both of which are live, attenuated organisms that localize in the intestines and do not utilize separate vaccine delivery systems. There can be no assurance that VRI will be able to successfully complete the development of technology for mucosal delivery of vaccines utilizing a separate vaccine delivery system. Further, VibrioVec[TM], a live, attenuated strain of Vibrio cholerae, is a recombinant bacterial vector for the oral delivery of antigens to the gastrointestinal tract. VRI is unaware of any approved products that utilize live, attenuated bacterial or viral strains as vaccine delivery systems. The clinical evidence concerning the efficacy of such vectors is limited. Accordingly, there can be no assurance that this method of delivery will prove to be safe or efficacious or result in the approval of any vaccine products.

     VRI is unable to predict the position that regulatory agencies, such as the FDA, will take with respect to the risk of transmission of the disease from vaccine delivery systems and vaccines using live, attenuated bacteria and viruses or the reaction of the private medical community or the public to vaccines utilizing VRI's VibrioVec[TM] delivery system or other vaccines using live bacteria or viruses. Any concerns regarding such transmission of disease, even if no transmission were to take place, could delay, prevent, limit or halt the commercialization of vaccine products utilizing VibrioVec[TM] or any other vaccine products under development comprised of live attenuated viruses or bacteria.

     VRI's Therapore system is being developed for the novel treatment and prevention of certain persistent viral infections and certain cancers. The Therapore system is in preclinical research and extensive preclinical development work will be required before consideration of an application for human clinical studies. There can be no assurance that such clinical studies will be initiated.

     No Assurance of FDA Approval; Government Regulation. VRI's and its collaborators' research and development activities, preclinical studies and clinical testing, and ultimately the production and marketing of products are subject to extensive regulation by governmental authorities in the United States, including the FDA. Similar regulatory requirements exist in other countries where VRI and its collaborators intend to test and market their products. The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA and of foreign regulatory authorities can take a number of years and require the expenditure of substantial resources. VRI has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. There can be no assurance that VRI and its collaborators will be able to obtain the necessary approvals for further clinical testing or for the manufacturing and marketing of any products that they develop.

     Additional governmental regulation may be established that could prevent or delay regulatory approval of VRI's product candidates. Delays in obtaining regulatory approvals would adversely affect the marketing of any products developed by VRI and its collaborators and VRI's ability to receive product revenues or royalties. If regulatory approval of a potential product is granted, such approval may include significant limitations on the indicated uses for which such product may be marketed.

     Even if initial regulatory approvals for VRI's product candidates are obtained, VRI, its products and its manufacturing facilities would be subject to continual review and periodic inspection. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, seizure of the product, injunction and criminal prosecution. Other violations of FDA requirements can result in similar penalties.

     The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures upon VRI's activities and to furnish a competitive advantage to larger companies that compete with VRI. There can be no assurance that the FDA or other regulatory approval for any potential products developed by VRI or its collaborators will be granted on a timely basis or at all.

     Dependence on Patents, Licenses and Proprietary Rights. VRI's success will depend, in part, on its ability to obtain and/or maintain patent protection for its products both in the United States and in other countries, to preserve its trade secrets and to operate without infringing upon the proprietary rights of others. VRI intends to file applications as appropriate for patents covering both its products and its processes. No assurance can be given that any patents will issue from any of these applications or that, if patents do issue, the claims allowed will be sufficiently broad to protect VRI's technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that VRI's issued patents or any patents subsequently issued to or licensed by VRI will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent, in some cases without payment. There can be no assurance that VRI's patents will not be infringed or successfully avoided.

     There can be no assurance that patent applications owned by or licensed to VRI will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patent or other proprietary rights that may be necessary or useful to VRI. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent VRI from using certain technology or from further developing or commercializing certain products. If licenses from third parties are necessary but cannot be obtained, commercialization of the related products would be delayed or prevented.

     VRI uses a mutated Vibrio cholerae in its VibrioVec[TM] vaccine delivery system. VRI is aware of an issued United States patent which claims a culture of mutated Vibrio cholerae. VRI believes that only one claim (the "Claim") of the patent may be pertinent to VRI's VibrioVec[TM] system. The remaining claims of the patent cover other cultures which VRI believes are not pertinent to VibrioVec[TM]. VRI has received an opinion of counsel from Fish & Richardson, P.C. that, based on the analysis set forth in their opinion and the facts known to them, the Claim is invalid. It should be noted that a party challenging validity of a patent has the burden of proving invalidity and that the outcome of any litigation cannot be predicted with certainty. Accordingly, there can be no assurance that, if litigated, a court would conclude that the Claim is invalid.

     In addition, VRI is aware of a foreign patent which covers claims that could conflict with VRI's vaccine candidates and vaccine delivery systems. VRI believes that the relevant claim under this patent does not extend to or restrict VRI's activities. There can be no assurance that the applicable patent office or court would reach the same conclusion. VRI is also aware of the existence of an issued U.S. patent relating to the same technology covered by a patent application to which it has been granted an exclusive license and therefore anticipates that it will be involved in an interference proceeding prior to marketing its herpes vaccine.

     In addition to the patents referred to in the previous two paragraphs, there may be patent applications and other issued patents belonging to competitors that may require VRI to alter its product candidates and vaccine and immunotherapeutic delivery systems, pay licensing fees or cease certain activities. If VRI's product candidates conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against VRI claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, VRI could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that VRI would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. VRI believes that there may be significant litigation in the biotechnology and vaccine industries regarding patent and other intellectual property rights. If VRI becomes involved in such litigation, it could consume substantial resources.

     VRI has licensed certain intellectual property from third parties, including certain patents underlying Adjumer[TM], Micromer[TM], VibrioVec[TM], VRI's rotavirus and herpes vaccines and Therapore. Under the terms of its license agreements, VRI is obligated to exercise diligence, achieve certain milestones and expend minimum amounts of resources in bringing potential products to market and make certain royalty and milestone payments, including a percentage of any sublicensing income, as well as patent cost reimbursement payments. The licensors can terminate these agreements or, in certain cases, make the licenses non-exclusive, if VRI defaults in the performance of its obligations. Should VRI default under any of these agreements, VRI may lose its right to market and sell any products based on the licensed technology. In such event, VRI's results of operations and business prospects would be materially and adversely affected. There can be no assurance that VRI will be able to meet its obligations under these agreements on a timely basis, or at all. Further, VRI may be required to obtain licenses to additional technologies to be utilized in some of the products under development by VRI currently, or in the future. If any such licenses are not obtained by VRI, VRI may not be able to market any such products.

     VRI also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its corporate partners, collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that VRI will have adequate remedies for any breach or that VRI's trade secrets will not otherwise become known or be independently discovered by competitors.

     Competition and Technological Change. Competition in the biotechnology and vaccine industries is intense. VRI faces competition from many companies in the United States and abroad, including a number of large companies, firms specialized in the development and production of vaccines, adjuvants and vaccine and immunotherapeutic delivery systems, and major universities and research institutions. Most of VRI's competitors have substantially greater resources, more extensive experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of VRI. There can be no assurance that VRI's competitors will not develop technologies and products that are safer or more effective than any being developed by VRI or which would render VRI's technology and products obsolete and noncompetitive, and VRI's competitors may succeed in obtaining FDA approval for products more rapidly than VRI. VRI will also face competition from companies marketing existing therapies or developing new therapies for diseases targeted by VRI's technology. The development of such new technologies or treatment methods for those diseases and cancers for which VRI is developing products could render VRI's product candidates noncompetitive and obsolete. There can be no assurance that the products under development by VRI and its collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere.

     VRI believes that its principal competitors are large pharmaceutical companies. In the area of vaccines and vaccine delivery systems, VRI's competitors include American Home Products Corporation, PMC, Merck & Co., Inc., SmithKline, Glaxo-Wellcome plc and Chiron Corporation ("Chiron"), as well as a number of biotechnology companies. VRI believes that its Therapore product will encounter competition from various companies depending upon the specific applications for its immunotherapeutic delivery system.

     VRI is aware that a number of pharmaceutical companies are engaged in research and development with respect to vaccines for the prevention of influenza, H. pylori infection, Lyme disease, RSV, rotavirus disease, genital herpes and HIV which would compete with VRI and its collaborators' vaccine candidates, some of which are further advanced in their development and testing than VRI and its collaborators' programs. In addition, VRI's collaborators are developing or evaluating vaccine delivery systems other than VRI's for many of the vaccines covered by VRI's collaborative agreements. Specifically, PM-O, with respect to vaccines against H. pylori infection, and PMC, with respect to influenza and Lyme disease, are engaged in research and development of vaccines utilizing the same antigens that are the subject of their collaborations with VRI. VRI is also aware of a number of companies seeking to develop new adjuvants for vaccines and mucosal vaccine delivery systems. Some of these companies may be further advanced in their development and clinical testing than VRI.

     A significant amount of biotechnology research is being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with pharmaceutical companies.

     Lack of Manufacturing Capability and Experience; Limited Sources of Supply. VRI has no manufacturing facilities, no experience in volume manufacturing and plans to rely upon collaborators or contract manufacturers to manufacture its proposed products in both clinical and commercial quantities. There can be no assurance that VRI will be able to enter into any arrangements with such third-party manufacturers on acceptable terms or at all. To date, VRI has been arranging on a purchase order basis with contract manufacturers for the manufacture of PCPP in quantities sufficient for preclinical and clinical studies and for clinical trial supplies of VRI's rotavirus vaccine candidate. VRI does not yet have a written agreement with a contract manufacturer for production of PCPP or for the majority of the other components of its vaccine and immunotherapeutic delivery systems and vaccine candidates.

     One of the intermediates included in PCPP is currently available from only one supplier. VRI is working with several other companies that could produce such intermediate, and VRI could itself develop the capability to synthesize such intermediate; however, there can be no assurance that the supply of such intermediate or the terms on which VRI can purchase such intermediate will not adversely affect VRI's ability to produce PCPP.

     After completion of clinical trials of a new product but before commencing marketing and manufacturing, FDA approval must be obtained. License applications submitted to the FDA have historically taken several years to receive approval. VRI expects that its products will be regulated as biologics. Traditionally, both a Product License Application and an Establishment License Application have been required prior to commercial marketing. The FDA will be proposing regulations to implement the new Biologics License Application ("BLA") provision in the Food and Drug Administration Modernization Act of 1997 (the "FDA Modernization Act"), which allows for a single license application. The FDA Modernization Act sets as a goal for the FDA the review and action on a complete license application within 12 months. If the FDA determines that an application is incomplete, or that important issues are unanswered by the data in the application, approval times could be delayed significantly. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the license application does not satisfy its criteria for approval.

     Even if the FDA clearances are obtained, a marketed product is subject to continual review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restriction on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. In addition, the manufacturing facility for VRI's products will be subject to FDA inspection for adherence to current Good Manufacturing Practice ("cGMP") regulations prior to marketing clearance and periodically following approval. This will require VRI or its contractor/collaborator to observe rigorous manufacturing specifications.

     Lack of Marketing and Sales Capability; Dependence Upon Third Parties for Marketing. Under the terms of existing and future collaborative agreements, VRI relies and expects to continue to rely on the efforts of its collaborators for the sale and marketing of any products. There can be no assurance that VRI's collaborators will be successful in marketing any products developed. In the event that VRI's collaborators fail to market a product successfully, VRI's business may be adversely affected. VRI has no marketing and sales staff and limited experience with respect to marketing any products. If VRI markets products directly, significant additional expenditures and management resources would be required to develop a marketing and sales organization. There can be no assurance that VRI will be able to establish such an organization.

     Dependence Upon Key Personnel; Scientific Advisors. VRI's success depends on the continued contributions of its executive officers, scientific and technical personnel and consultants. During VRI's limited operating history, many key responsibilities within VRI have been assigned to a relatively small number of individuals. VRI does not currently have any employment agreements with any of its executive officers or other personnel. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of VRI. VRI's planned activities will require additional expertise in certain areas of research and development. The inability to develop such expertise could have a material adverse effect on VRI's operations.

     VRI's scientific advisors are employed by entities other than VRI and some have consulting agreements with entities other than VRI, some of which may in the future compete with VRI. The scientific advisors are expected to devote only a small portion of their time to VRI and are not expected to participate actively in the day-to-day operations of VRI. Certain of the institutions with which the scientific advisors are affiliated may adopt new regulations or policies that limit the ability of the scientific advisors to consult with VRI.


     Uncertainty Related to Health Care Reform Measures and Reimbursement. In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which VRI conducts its business. Such changes could have a material adverse effect on VRI's ability to raise capital. Furthermore, to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are collaborators or prospective collaborators of VRI, VRI's ability to commercialize products may be adversely affected.

     In addition, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. VRI and its collaborators' success in generating revenue from sales of products may depend, in part, on the extent to which reimbursement for the costs of such products will be available from third-party payors such as government health administration authorities, private health insurers and health maintenance organizations ("HMOs"). In addition, the expansion of managed health care in the United States and the concurrent growth of organizations such as HMOs, which control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for pharmaceutical products and could affect the market for such products. If VRI succeeds in bringing one or more vaccine or immunotherapeutic products to market, there can be no assurance that such products will be considered cost-effective or that adequate third-party insurance coverage will be available for VRI to establish and maintain price levels sufficient for realization of an appropriate return on its investment in product development.

     Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products approved for marketing by FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of VRI's products, the market acceptance of such products would be adversely affected.

     Risk of Product Liability; Availability of Insurance. The testing and marketing of VRI's vaccine and immunotherapeutic products entails or will entail an inherent risk of product liability and the marketing of any such products may expose VRI to product liability claims. VRI has obtained clinical trial liability insurance coverage in the amount of $2.0 million, which it deems appropriate for its current stage of development. However, there can be no assurance that VRI's present insurance coverage is now or will continue to be adequate as VRI further develops its products. In addition, VRI's collaborative agreements may require VRI to obtain certain levels of product liability insurance. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on the business or financial condition of VRI.

     Hazardous Materials; Environmental Matters. VRI's research and development and manufacturing processes involve the use of hazardous, controlled and radioactive materials. VRI is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although VRI maintains safety procedures for handling and disposing of such materials that it believes comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, VRI could be held liable for any damages that result and any such liability could exceed the resources of VRI. Although VRI believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that VRI will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of VRI will not be materially or adversely affected by current or future environmental laws or regulations.

     VRI is leasing premises in Cambridge, Massachusetts in an area of past industrial activities and, as a result of such past activities, there is evidence of low levels of oil and hazardous materials at the site leased by VRI. VRI believes that the level of oil and hazardous materials at the site are typical of this and many other urban areas and that no remediation of the site is likely to be required. However, there can be no assurance that in the future The Commonwealth of Massachusetts or the United States Environmental Protection Agency will not require remediation of the site and, if remediation were required, VRI could be required to bear part of the costs of remediation, which could be substantial.

     The research and development efforts sponsored by VRI involves use of laboratory animals. VRI may be adversely affected by changes in laws, regulations or accepted clinical procedures or by social pressures that would restrict the use of animals in testing or by actions against VRI or its collaborators by groups or individuals opposed to such testing.

                                  THE COMPANY

     T Cell Sciences, Inc. is a biopharmaceutical company that uses novel applications of immunology to prevent and treat cardiovascular, pulmonary and immune disorders. The Company's technology platforms are based on its understanding of the ways in which the body triggers its natural defense mechanisms. The Company's product development efforts are focused on three therapeutic programs. The most advanced program, which includes clinical trials with T Cell's lead product TP10, focuses on compounds that inhibit the inappropriate activation of the complement cascade in a variety of acute and persistent diseases. Second, the Company is engaged in the discovery and development of T cell activation regulators for the prevention of transplant rejection and treatment of autoimmune disorders. The Company's third program focuses on the development of a therapeutic vaccine for the management of atherosclerosis, one of the leading causes of death worldwide.

     T Cell is a Delaware corporation. The Company's executive offices are located at 119 Fourth Avenue, Needham, Massachusetts 02494, and its telephone number is (781) 433-0771.


                              RECENT DEVELOPMENT

     On August 21, 1998, TC Merger Corp., a wholly-owned subsidiary of the Company, was merged with and into VRI and VRI became a wholly-owned subsidiary of the Company. VRI is engaged in the discovery and development of (i) systems for the delivery of vaccines and immunotherapeutics and (ii) improved and novel vaccines for adults and children. The combined company has three products in or scheduled to enter Phase II clinical trials in 1998, and nine additional products for which clinical trials have begun or are planned to start in 1999. The combined company has five existing corporate partnerships that support, in part, clinical development costs for its products. The Company expects that the Merger will enhance the level of management depth and experience, and broaden the scope of the Company's therapeutic programs for immune and cardiovascular diseases to include prophylactic vaccines and new, wider-ranging opportunities in immunotherapeutics.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined balance sheet as of March 31, 1998, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 (collectively, the "Unaudited Pro Forma Statements") were prepared to give effect to the Merger accounted for under the purchase method of accounting. The unaudited pro forma balance sheet assumes that the Merger occurred on March 31, 1998. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 assume that the Merger occurred on January 1, 1997 and January 1, 1998, respectively. The Unaudited Pro Forma Statements are based on the historical consolidated financial statements of T Cell and VRI under the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Statements. The combined condensed financial information for the fiscal year ended December 31, 1997 has been obtained from the consolidated financial statements of T Cell and VRI. The condensed combined financial information for the three months ended March 31, 1998 and 1997 has been obtained from the unaudited financial statements of T Cell and VRI and includes, in the opinion of T Cell's and VRI's management, all adjustments necessary to present fairly the data for such period. The Unaudited Pro Forma Statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future.


     The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the Unaudited Pro Forma Statements that T Cell's management believes are reasonable in the circumstances. The purchase price has been allocated to the acquired assets and liabilities based on a preliminary determination from an independent appraisal of their respective values. In accordance with generally accepted accounting principles, the amount allocated to in-process technology will be expensed in the quarter in which the Merger is consummated. This adjustment has been excluded from the unaudited pro forma condensed combined statements of operations as it is a nonrecurring item. Although T Cell believes, based on available information, that the fair values and allocation of the purchase price included in the Unaudited Pro Forma Statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates made after the Merger is consummated. As a result, final allocation of costs related to the Merger may differ from that presented herein. The Unaudited Pro Forma Statements and accompanying notes should be read in conjunction with the separate consolidated financial statements and notes thereto of T Cell and VRI which have been incorporated by reference into or included in this Prospectus.

T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC. UNAUDITED PRO FORMA
                       CONDENSED COMBINED BALANCE SHEET
                                MARCH 31, 1998


                                                                                                     Pro Forma
                                                                                                      Combined
                                                                               Pro Forma           Reflecting the
                                                T Cell            VRI         Adjustments              Merger
                                             ------------    ------------    ------------          --------------
Assets
Current Assets:
 Cash and cash equivalents ................  $  8,181,900    $  1,162,600                          $    9,344,500
 Marketable securities ....................            --      15,349,400                              15,349,400
 Current portion restricted cash ..........       750,000              --                                 750,000
 Contract receivable ......................            --       1,000,000                               1,000,000
 Prepaid and other current assets .........       207,700         686,700                                 894,400
                                             ------------    ------------    ------------          --------------
    Total current assets ..................     9,139,600      18,198,700                              27,338,300
                                             ------------    ------------    ------------          --------------
Property and equipment, net ...............       346,400         665,200                               1,011,600
Restricted cash ...........................       500,000              --                                 500,000
Other noncurrent assets ...................     1,598,600          29,600       1,560,000(b)            3,188,200
                                             ------------    ------------    ------------          --------------
   Total assets ...........................  $ 11,584,600    $ 18,893,500    $  1,560,000          $   32,038,100
                                             ============    ============    ============          ==============
Liabilities And Stockholders' Equity
Current Liabilities:
 Accounts payable and accrued
   expenses ...............................  $    982,700    $  1,712,100    $  2,665,000(a)       $    5,359,800
 Current portion of lease obligation
   payable ................................            --          32,300                                  32,300
 Deferred revenue .........................       500,000              --                                 500,000
 Note payable .............................       750,000              --                                 750,000
                                             ------------    ------------    ------------          --------------
    Total current liabilities .............     2,232,700       1,744,400       2,665,000               6,642,100
                                             ------------    ------------    ------------          --------------
 Long-term note payable ...................       750,000              --                                 750,000
                                             ------------    ------------    ------------          --------------
Stockholders' equity ......................
 Common stock .............................        28,500           8,900           5,100(a)(d)            42,500
 Additional paid-in capital ...............    80,225,500      51,977,300       8,682,500(a)(d)       140,885,300
 Accumulated deficit ......................   (71,652,100)    (34,837,100)     (9,792,600)(b)(d)(e)  (116,281,800)
                                             ------------    ------------    ------------          --------------
    Total stockholders' equity ............     8,601,900      17,149,100    $ (1,105,000)             24,646,000
                                             ============    ============    ============          ==============
    Total liabilities and
     stockholders' equity .................  $ 11,584,600    $ 18,893,500    $  1,560,000          $   32,038,100
                                             ============    ============    ============          ==============

         See notes to Condensed Combined Pro Forma Financial Statements

T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC. UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                       Pro Forma
                                                                                                        Combined
                                                                                    Pro Forma        Reflecting the
                                                    T Cell             VRI         Adjustments           Merger
                                                 ------------      -----------    ------------       -------------
Operating Revenue:
Product development, research, licensing
 and option revenue ........................     $  1,147,600      $ 2,505,500                       $   3,653,100
Product sales ..............................           44,500               --                              44,500
                                                 ------------      -----------    ------------       -------------
    Total operating revenue ................        1,192,100        2,505,500                           3,697,600
                                                 ------------      -----------    ------------       -------------
Operating Expense:
Research and development ...................        5,256,900        7,906,900       1,192,000(c)       14,355,800
General and administrative .................        3,375,500        2,395,900                           5,771,400
Other operating expense ....................          118,400               --                             118,400
                                                 ------------      -----------    ------------       -------------
    Total operating expense ................        8,750,800       10,302,800       1,192,000          20,245,600
                                                 ------------      -----------    ------------       -------------
Operating loss .............................       (7,558,700)      (7,797,300)     (1,192,000)        (16,548,000)
                                                 ------------      -----------    ------------       -------------
Other non-operating income
 (expense), net ............................       (5,549,300)       1,232,900                          (4,316,400)
                                                 ------------      -----------    ------------       -------------
Net loss ...................................     $(13,108,000)     $(6,564,400)   $ (1,192,000)      $ (20,864,400)
                                                 ============      ===========    ============       =============
Basic and diluted net loss per
 common share ..............................     $      (0.52)     $     (0.74)                      $       (0.53)
                                                 ============      ===========    ============       =============
Shares used in computing basic and
 diluted net loss per common share .........       25,139,900        8,897,800                          39,150,900(f)
                                                 ============      ===========    ============       =============

         See notes to Condensed Combined Pro Forma Financial Statements

T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC. UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                                                                           Pro Forma
                                                                                                            Combined
                                                                                       Pro Forma         Reflecting the
                                                    T Cell             VRI            Adjustments            Merger
                                               ---------------   ---------------   ----------------   -------------------
Operating Revenue:
Product development, research,
 licensing and option revenue ..............    $    333,600      $     51,100                          $     384,700
Product sales ..............................          27,400                --                                 27,400
                                                ------------      ------------                          -------------
    Total operating revenue ................         361,000            51,100                                412,100
                                                ------------      ------------                          -------------
Operating Expense:
Research and development ...................       1,108,800         1,929,400          298,000(c)          3,336,200
General and administrative .................         735,700           680,100                              1,415,800
Other operating expense ....................          31,100                --                                 31,100
                                                ------------      ------------          -------         -------------
    Total operating expense ................       1,875,600         2,609,500          298,000             4,783,100
                                                ------------      ------------          -------         -------------
Operating loss .............................      (1,514,600)       (2,558,400)        (298,000)           (4,371,000)
                                                ------------      ------------         --------         -------------
Other non-operating income, net ............          99,100           250,800                                349,900
                                                ------------      ------------         --------         -------------
Net loss ...................................    $ (1,415,500)     $ (2,307,600)      $ (298,000)        $  (4,021,100)
                                                ============      ============       ==========         =============
Basic and diluted net loss per
 common share ..............................    $      (0.05)     $      (0.26)                         $       (0.10)
                                                ============      ============                          =============
Shares used in computing basic and
 diluted net loss per common share .........      26,774,000         8,942,700                             40,785,000(f)
                                                ============      ============                          =============

         See notes to Condensed Combined Pro Forma Financial Statements

           T CELL SCIENCES, INC. AND VIRUS RESEARCH INSTITUTE, INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


1. Basis of Presentation

   The pro forma information presented is theoretical in nature and not necessarily indicative of the future consolidated results of operations of the combined companies or the consolidated results of operations which would have resulted had the Merger taken place during the periods presented. The Unaudited Pro Forma Condensed Combined Statements reflect the effects of the Merger. The unaudited pro forma condensed combined balance sheet assumes that the Merger and related events occurred as of March 31, 1998. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1997 and for three months ended March 31, 1998 assume that Merger and related events occurred as of January 1, 1997 and January 1, 1998, respectively.

2. Pro Forma Condensed Combined Financial Statement Adjustments

   (a) The purchase price for the Merger was determined as follows:


    T Cell Common Stock issued to VRI stockholders ...........    $51,593,200
    T Cell Warrants issued to VRI stockholders ...............      4,971,600
    Conversion of VRI Stock Options and VRI Warrants .........      4,109,000
    Direct acquisition costs .................................      2,665,000
                                                                  -----------
    Total estimated purchase price ...........................    $63,338,800
                                                                  ===========

   (b) The actual allocation of the purchase price will be based on the estimated fair values of the net assets of VRI at the consummation of the Merger. For the purposes of the pro forma condensed combined financial statements, such allocation has been estimated as follows:


    Net assets of VRI at March 31, 1998 ..................    $17,149,100
    In-process technology ................................     44,629,700
    Assembled workforce ..................................        460,000
    Product base and collaborative relationships .........      1,100,000
                                                              -----------
    Total estimated purchase price .......................    $63,338,800
                                                              ===========

   (c) Amortization of the product base and collaborative relationships and the assembled workforce will be over the estimated useful life of one year and five years, respectively.

   (d) Elimination of VRI stockholders' equity amounts.

   (e) Management estimates that approximately $44.6 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring charge upon consummation of the Merger. This amount has been reflected as a reduction to stockholders' equity and has not been included in the pro forma condensed combined statements of operations due to its non-recurring nature. A valuation of the intangible assets acquired is currently being conducted by an independent third party and is expected to be completed by the closing of the Merger.

       The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. Due to the early stage nature of VRI's operations and research and development, such research projects represent substantially all of VRI's activities. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

       The efforts to develop the purchased in-process technology into commercially viable products generally include the identification of appropriate collaborative partners and financing, the completion of both pre-clinical and clinical trials as well as the obtaining of regulatory approval. Additional discussion of the nature of commercial product development is included under Risk Factors.

   (f) The shares used in computing the unaudited pro forma combined net loss per share for the year ended December 31, 1997 and for the three months ended March 31, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issue, as of January 1, 1997 and January 1, 1998, respectively, of approximately 14.0 million shares of T Cell Common Stock.

                      DESCRIPTION OF THE T CELL WARRANTS


General

     The T Cell Warrants to be issued upon the exercise of VRI Warrants will be issued pursuant to the Common Stock Purchase Warrant Provisions (the "Warrant Agreement"). THE FOLLOWING SUMMARY OF CERTAIN OF THE TERMS OF THE WARRANT AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE WARRANT AGREEMENT (INCLUDING THE DEFINITIONS OF CERTAIN TERMS THEREIN), WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. A COPY OF THE WARRANT AGREEMENT IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, TO T CELL SCIENCES, INC., 119 FOURTH AVENUE, NEEDHAM, MASSACHUSETTS 02494, ATTENTION:
NORMAN W. GORIN, SECRETARY (TELEPHONE NO. (781) 433-3175).

     The T Cell Warrants to be sold by the Selling Securityholders and to be issued by the Company upon exercise of the VRI Warrants are or will be evidenced by warrant certificates (each, a "T Cell Warrant Certificate" and collectively the "T Cell Warrant Certificates"), which will entitle the holder(s) thereof, at any time prior to August 21, 2003 (the "Expiration Date"), to purchase the number of shares of T Cell Common Stock evidenced by such T Cell Warrant Certificate at a purchase price of $6.00 per share, subject to certain adjustments (the "Warrant Exercise Price").


Exercise of the T Cell Warrants

     To exercise all or any of the T Cell Warrants represented by a T Cell Warrant Certificate, the holder thereof is required to surrender the T Cell Warrant Certificate(s) to State Street Bank and Trust company (or its successor), as warrant agent, together with a duly completed and executed election form (the "Election to Purchase"), and pay in full the Warrant Exercise Price for each share of T Cell Common Stock as to which a T Cell Warrant is exercised. The Warrant Exercise Price may be made in cash, certified check or wire transfer in same day funds in an amount equal to the Warrant Exercise Price multiplied by the number of shares of T Cell Common Stock as to which the T Cell Warrant is being exercised.

     As promptly as practicable after the exercise of any T Cell Warrants in accordance with the Warrant Agreement, and in any event within three (3) business days after the receipt of the Election to Purchase, T Cell or the warrant agent shall issue or cause the transfer agent to issue a certificate or certificates for the number of non-fractional shares of T Cell Common Stock registered in accordance with the instructions set forth in the Election to Purchase, together with cash for any fractional shares of T Cell Common Stock issuable upon the exercise of the T Cell Warrants. All shares of T Cell Common Stock issuable by T Cell upon the exercise of the T Cell Warrants must be validly authorized and issued, fully paid, non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests in respect of the issuance thereof.


Antidilution Provisions

     The Warrant Exercise Price and the number of shares of T Cell Common Stock issuable upon exercise of each T Cell Warrant are subject to adjustment in the event of certain transactions including, without limitation, T Cell's (i) paying a dividend or making any other distribution of shares of T Cell Common Stock, (ii) subdividing or reclassifying the outstanding shares of T Cell Common Stock into a greater number of shares of T Cell Common Stock, (iii) combining or reclassifying the outstanding shares of T Cell Common Stock into a smaller number of shares of T Cell Common Stock, (iv) fixing the record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of T Cell Common Stock entitling them to subscribe for or purchase shares of T Cell Common Stock at a price per share that is lower (at the record date for such issuance) than the Fair Market Value (as defined in the Warrant Agreement) per share of T Cell Common Stock, or (v) fixing the record date for the making of a distribution to all holders of shares of T Cell Common Stock of (a) shares of any class of T Cell's capital stock other than T Cell Common Stock, (b) evidences of T Cell's indebtedness,
(c) assets other than cash dividends or distributions, or (d) or rights, options, warrants or convertible or exchangeable securities (other than those referred to in clause (iv) above).

     In the event of any Reorganization (as defined in the Warrant Agreement) of T Cell, the holder of each outstanding T Cell Warrant shall, upon exercise of such T Cell Warrant at any time thereafter, have the right to the stock, securities, cash or other assets to which a holder of the number of shares of T Cell Common Stock that would otherwise have been deliverable upon the exercise of such T Cell Warrant would have been entitled upon such Reorganization if such T Cell Warrant had been exercised in full immediately prior to such Reorganization.


No Stock Rights

     Except with respect to Liquidating Dividends (as defined in the Warrant Agreement), no holder of a T Cell Warrant is entitled to any of the rights of a T Cell stockholder, including, without limitation, the right to vote, to receive dividends and other distributions, or to attend or receive any notice of meetings of stockholders or any other proceedings of T Cell.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of T Cell Common Stock or T Cell Warrants by the Selling Stockholders.


                          THE SELLING SECURITYHOLDERS

     Shares of T Cell Common Stock and T Cell Warrants issued in connection with the Merger and shares of T Cell Common Stock issued upon the exercise of T Cell Warrants (collectively, the "T Cell Securities") are freely transferable under the Securities Act, except for T Cell Securities issued to persons who may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and Rule 145(c) thereunder. Generally, these are persons, who, at the time of the Merger, were deemed to control, be controlled by, or under common control with VRI. The T Cell Securities issued (or issuable) to persons who constitute "underwriters" within the meaning of Section 2(11) and Rule 145(c) may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act covering the T Cell Securities or, in certain circumstances, pursuant to Rule 145(d) or any other applicable exemption under the Securities Act. Because the former VRI stockholders listed in the table below or their pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non- sale related transfer (the "Selling Securityholders") may be deemed to be underwriters of T Cell Securities issued to them in the Merger or thereafter, this Prospectus also covers any offers or sales of such T Cell Securities by the Selling Securityholders.

     There is no established public trading market for the T Cell Warrants being offered for resale hereby. Various factors were considered by the T Cell Board in determining the exercise price of the T Cell Warrants, including, without limitation, (i) the historical trading price of the T Cell Common Stock and (ii) the opinion, analyses and presentations of Lehman Brothers Inc.

     The ownership of the T Cell Securities to be issued to the Selling Securityholders in the Merger is described below:




                                                                      T Cell
                                                                      Common          T Cell         T Cell       Securities
                                                T Cell Common          Stock         Warrants       Warrants        Owned
                                              Stock Owned Prior     Registered     Owned Prior     Registered       After
          Name of Securityholder                 to Resale(1)       for Resale      to Resale      for Resale     Resale(2)
------------------------------------------   -------------------   ------------   -------------   ------------   -----------
J. Barrie Ward, Ph.D.(3) .................           40,390            40,390          4,616           4,616          0
William A. Packer ........................          145,833           145,833         16,666          16,666          0
Bryan E. Roberts, Ph.D ...................           55,707            55,707          6,366           6,366          0
HealthCare Ventures II, L.P.(4) ..........        2,318,706         2,318,706        264,995         264,995          0
HealthCare Ventures III, L.P.(4) .........        2,055,506         2,055,506        234,915         234,915          0
HealthCare Ventures IV, L.P.(4) ..........          603,623           603,623         68,985          68,985          0
Axiom Venture Partners L.P ...............          406,841           406,841         46,496          46,496          0
Biotechnology Value Fund, L.P ............        1,107,747         1,107,747        126,599         126,599          0
John W. Littlechild (5) ..................        4,977,835         4,977,835        568,895         568,895          0
Alan M. Mendelson (6) ....................          406,841           406,841         46,496          46,496          0



------------
(1) The number of shares of T Cell Common Stock assumes that the Selling Securityholders exercise all of the VRI Warrants and the T Cell Warrants.

(2) Assumes that the Selling Securityholders sell all of the shares of T Cell Common Stock and all of the T Cell Warrants.

(3) In connection with the Merger, Mr. Ward became a director of T Cell and was appointed Executive Chairman of the Board of the T Cell Board.

(4) The shares held by the partnership may be sold by the partnership or may be distributed by the partnership to its partners who may sell such shares.

(5) Mr. Littlechild is a general partner of HealthCare Partners II, L.P. ("HCP II"), HealthCare Partners III, L.P. ("HCP III") and HealthCare Partners IV, L.P. ("HCP IV"), the general partners of HealthCare Ventures II, L.P. ("HCV II"), HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures IV, L.P. ("HCV IV"), respectively. Mr. Littlechild shares voting and investment control with respect to the shares owned by HCV II, HCV III and HCV IV with the other general partners of HCP II, HCP III and HCP IV, respectively. In connection with the Merger, Mr. Littlechild became a director of T Cell.

(6) Consists of the shares held by Axiom Venture Partners L.P., of which Mr. Mendelson is a general partner. Mr. Mendelson disclaims beneficial ownership of such shares.


                             PLAN OF DISTRIBUTION

     The Selling Securityholder Securities may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholders or by agreement between the Selling Securityholders and underwriters, brokers, dealers or agents or purchasers. The Selling Securityholders may sell the Selling Securityholder Securities (i) directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions),
(ii) on any exchange or in the over-the-counter market, (iii) in transactions otherwise than in the over-the-counter market or on an exchange or (iv) through the writing of options (whether such options are listed on an options exchange or otherwise) on the Selling Securityholder Securities.

     In connection with distributions of the Selling Securityholder Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the T Cell Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the T Cell Common Stock short and redeliver the Selling Securityholder Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Selling Securityholder Securities offered hereby, which Selling Securityholder Securities such broker-dealers or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge Selling Securityholder Securities to broker-dealers or other financial institutions, and, upon a default, such broker-dealers or other financial institutions may effect sales of the pledged Selling Securityholder Securities pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Selling Securityholder Securities that qualify for sale pursuant to Rule 145 may be sold under Rule 145 rather than pursuant to this Prospectus. If the Selling Securityholders effect such transactions by selling the Selling Securityholder Securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Selling Securityholder Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Selling Securityholder Securities may be deemed to be underwriters, and any profit on the sale of Selling Securityholder Securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     In the event of a "distribution" of the Selling Securityholder Securities, the Selling Securityholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or maintaining the price of Selling Securityholder Securities in connection with any offer of Selling Securityholder Securities by the Selling Securityholders.

     To the extent not described herein and as otherwise required by law, the specific amount of Selling Securityholder Securities being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

     T Cell will not receive any of the proceeds of the sale of Selling Securityholder Securities by any Selling Securityholder.

     Under the securities laws of certain states, the Selling Securityholder Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Selling Securityholder Securities may not be sold unless the Selling Securityholder Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     T Cell will pay all of the expenses incident to the registration, offering and sale of Selling Securityholder Securities, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

     The consolidated financial statements of T Cell Sciences, Inc. incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Virus Research Institute, Inc. as at December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, and the period from February 11, 1991 (inception) through December 31, 1997 appearing in this Form S-3 have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements in the Prospectus contained in the fifth, sixth and seventh sentences of the third paragraph under "Risk Factors--Risk Factors Regarding VRI, a Wholly-Owned Subsidiary of T Cell--Dependence on Patents, Licenses, and Proprietary Rights" have been reviewed and approved by Fish & Richardson, P.C., Boston, Massachusetts, as experts on such matters, and are included herein in reliance upon that review and approval.

                        INDEX TO FINANCIAL STATEMENTS



VIRUS RESEARCH INSTITUTE, INC.
   Report of Independent Accountants .....................................................   F-2
   Balance Sheets as of December 31, 1996 and 1997 .......................................   F-3
   Statements of Operations for the Years Ended December 31, 1995, 1996, 1997 and for the
    Period from February 11, 1991 (Inception) through December 31, 1997 ..................   F-4
   Statements of Changes in Stockholders' Equity for the Period February 11, 1991
    (Inception) through December 31, 1997 ................................................   F-5
   Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and for
    the Period from February 11, 1991 (Inception) through December 31, 1997 ..............   F-6
   Notes to Financial Statements .........................................................   F-7
   Balance Sheets as of December 31, 1997 and March 31, 1998 (Unaudited) .................   F-12
   Statements of Operations for the Three Months Ended March 31, 1997 and 1998 and
    Cumulative Since Inception (Unaudited) ...............................................   F-13
   Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1998 and
    Cumulative since Inception (Unaudited) ...............................................   F-14
   Notes to Quarterly Financial Statements ...............................................   F-15

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Virus Research Institute, Inc.
Cambridge, Massachusetts

     We have audited the accompanying balance sheets of Virus Research Institute, Inc. (a development stage company) as at December 31, 1997 and December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from February 11, 1991 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance abut whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Virus Research Institute, Inc. at December 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, and the period from February 11, 1991 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          RICHARD A. EISNER & COMPANY, LLP

Cambridge, Massachusetts
January 30, 1998

                         VIRUS RESEARCH INSTITUTE, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                 BALANCE SHEETS

                                                           December 31, 1997     December 31, 1996
                                                          -------------------   ------------------
CURRENT ASSETS:
 Cash and cash equivalents (Note E) ...................      $   2,488,963        $  15,209,180
 Marketable securities (Note E) .......................         15,968,923           10,339,985
 Contract receivable (Note C) .........................          1,000,000                   --
 Interest receivable ..................................            352,186              218,285
 Prepaid expenses .....................................            273,224              220,534
 Other current assets .................................             42,616                  659
                                                             -------------        -------------
   Total current assets ...............................         20,125,912           25,988,643

NONCURRENT ASSETS:
 Marketable securities (Note E) .......................                  0              499,891
 Leasehold improvements and equipment (net of
  accumulated depreciation and amortization of
 $2,416,568 at December 31, 1997 and $2,015,483
  at December 31, 1996) (Note D) ......................            715,234              881,363
 Other assets .........................................             37,193               67,634
                                                             -------------        -------------
   Total noncurrent assets ............................            752,427            1,448,888
                                                             -------------        -------------
   Total assets .......................................      $  20,878,339        $  27,437,531
                                                             =============        =============

CURRENT LIABILITIES:
 Accounts payable .....................................      $      24,769        $      43,809
 Accrued consulting and research fees .................            709,295              810,677
 Accrued employee benefits ............................             91,636               71,636
 Accrued legal ........................................            192,453              112,000
 Other accrued expenses ...............................            377,987              229,123
 Current portion of lease obligation payable
  (Note F(2)) .........................................             72,352              155,079
                                                             -------------        -------------
   Total current liabilities ..........................          1,468,492            1,422,324
 Lease obligation payable, less current portion
  (Note F(2)) .........................................                 --               64,351
Commitments (Notes C and F)
Stockholders' equity (Notes A and G):
 Preferred stock--$.001 par value; 5,000,000
  shares authorized, none issued ......................                 --                   --
 Common stock--$.001 par value; 30,000,000
  shares authorized; 8,928,314 shares issued at
  December 31, 1997 and 8,845,027 shares
  issued at December 31, 1996 .........................              8,928                8,845
 Additional paid-in capital ...........................         51,930,441           51,907,179
 Deficit accumulated during the development stage......        (32,529,522)         (25,965,168)
                                                             -------------        -------------
  Total stockholders' equity ..........................         19,409,847           25,950,856
                                                             -------------        -------------
   Total liabilities and stockholders' equity .........      $  20,878,339        $  27,437,531
                                                             =============        =============



                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           STATEMENTS OF OPERATIONS



                                                                                                       February 11, 1991
                                                                Year Ended December 31,               (Inception) Through
                                                        1997             1996             1995         December 31, 1997
                                                  ---------------- ---------------- ---------------- --------------------
REVENUE (NOTE B(1)):
Licensing and option revenue ....................   $    905,556     $  4,520,000     $    770,000      $   6,895,556
Research and development revenue ................      1,599,982        1,476,449        1,067,480          4,165,180
Interest income .................................      1,298,857          851,082          126,249          2,523,389
                                                    ------------     ------------     ------------      -------------
   Total revenue ................................      3,804,395        6,847,531        1,963,729         13,584,125

EXPENSES:
Research and development (Note C) ...............      7,557,055        5,262,507        5,734,427         31,566,535
General and administrative ......................      2,344,638        2,328,204        1,854,732         11,308,997
Depreciation ....................................        401,085          673,436          583,654          2,518,916
Interest and other expense ......................         65,971          165,320           87,944            719,199
                                                    ------------     ------------     ------------      -------------
   Total expenses ...............................     10,368,749        8,429,467        8,260,757         46,113,647
                                                    ------------     ------------     ------------      -------------
   Net loss .....................................   $ (6,564,354)    $ (1,581,936)    $ (6,297,028)     $ (32,529,522)
                                                    ============     ============     ============      =============
Basic and diluted net loss per common share .....   $      (0.74)
                                                    ============
Shares used in computing basic and diluted
 net loss per common share ......................      8,897,784
Pro forma basic and diluted net loss per
 common share ...................................                    $      (0.21)    $      (1.03)
                                                                     ============     ============
Shares used in computing pro forma basic and
 diluted net loss per common share ..............                       7,639,726        6,104,671



                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                             Deficit
                                                                                           Accumulated
                                                     Common Stock          Additional         During
                                             ---------------------------     Paid-In       Development
                                                  Shares      Par Value      Capital          Stage            Total
                                             --------------- ----------- -------------- ----------------- ---------------
 Sale of common stock ......................         1,667    $      2    $        498    $          --    $         500
 Net loss--February 11, 1991 (inception)
  through December 31, 1991 ................                                                   (862,597)        (862,597)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1991 .................         1,667           2             498         (862,597)        (862,097)
   Sale of common stock ....................           607           1           1,819                             1,820
   Recapitalization: 1,000 for 1 stock
    split ..................................     2,271,060       2,271          (2,271)                               --
   Surrender of common stock by
    HCV II .................................    (1,291,667)     (1,292)            905                              (387)
   Sale of common stock ....................        48,275          48           7,193                             7,241
   Net loss for the year ...................                                                 (3,967,604)      (3,967,604)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1992 .................     1,029,942       1,030           8,144       (4,830,201)      (4,821,027)
   Cancellation of shares pursuant to
    founders' plan amendment ...............      (282,000)       (282)           (564)                             (846)
   Purchase and cancellation of treasury
    shares .................................      (105,917)       (106)         (2,662)                           (2,768)
   Stock options exercised .................            83          --              12                                12
   Net loss for the year ...................                                                 (5,927,221)      (5,927,221)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1993 .................       642,108         642           4,930      (10,757,422)     (10,751,850)
   Stock options exercised .................         1,475           2             321                               323
   Founder option exercised ................        43,333          43          37,007                            37,050
   Stock warrants exercised ................           185          --             178                               178
   Net loss for the year ...................                                                 (7,328,782)      (7,328,782)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1994 .................       687,101         687          42,436      (18,086,204)     (18,043,081)
   Stock options exercised .................         2,903           3           1,766                             1,769
   Common stock warrants issued in
    conjunction with notes payable .........                                    90,000                            90,000
   Net loss for the year ...................                                                 (6,297,028)      (6,297,028)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1995 .................       690,004         690         134,202      (24,383,232)     (24,248,340)
   Conversion of notes payable to
    investors ..............................       217,927         218         987,874                           988,092
   Cashless exercise of stock warrants .....        17,363          17             (17)                               --
   Conversion of redeemable convertible
    preferred stock ........................     5,553,579       5,554      26,003,825                        26,009,379
   Stock options exercised .................        66,154          66          40,900                            40,966
   Shares issued at Initial Public
    Offering ...............................     2,300,000       2,300      27,597,700                        27,600,000
   Costs of offering .......................                                (2,857,305)                       (2,857,305)
   Net loss for the year ...................                                                 (1,581,936)      (1,581,936)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1996 .................     8,845,027       8,845      51,907,179      (25,965,168)      25,950,856
   Cashless exercise of stock warrants .....        20,924          21             (21)                               --
   Stock options exercised .................        62,363          62          23,283                            23,345
   Net loss for the year ...................                                                 (6,564,354)      (6,564,354)
                                                ----------    --------    ------------    -------------    -------------
 Balance December 31, 1997 .................     8,928,314    $  8,928    $ 51,930,441    $ (32,529,522)   $  19,409,847
                                                ==========    ========    ============    =============    =============


                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                           STATEMENTS OF CASH FLOWS



                                                                                                      February 11, 1991
                                                               Year Ended December 31,               (Inception) Through
                                                       1997             1996             1995         December 31, 1997
                                                 ---------------- ---------------- ---------------- --------------------
Cash flows from operating activities:
 Net loss ......................................  $  (6,564,354)   $  (1,581,936)    $ (6,297,028)     $ (32,529,522)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization ................        409,077          700,188          599,435          2,569,442
  Conversion of accrued interest to
   preferred stock .............................             --           46,026               --             58,373
  Changes in operating assets and
   liabilities:
    Contract receivable ........................     (1,000,000)              --               --         (1,000,000)
   (Increase) decrease in prepaid expenses
    and other assets ...........................       (198,108)        (164,869)         112,784           (582,093)
   Increase in accounts payable and
    accrued expenses ...........................        128,896          127,320          157,611          1,396,140
                                                  -------------    -------------     ------------      -------------
   Net cash used in operating activities .......     (7,224,489)        (873,271)      (5,427,198)       (30,087,660)
Cash flows from investing activities:
 Purchases of marketable securities, net of
   redemptions .................................     (5,129,047)     (10,839,876)              --        (15,968,923)
 Capital expenditures ..........................       (234,955)        (349,312)        (129,561)        (3,149,247)
 Other .........................................             --               --               --            (46,182)
                                                  -------------    -------------     ------------      -------------
    Net cash used in investing activities ......     (5,364,002)     (11,189,188)        (129,561)       (19,164,352)
Cash flows from financing activities:
   Proceeds from notes payable .................             --               --        1,000,000          7,973,668
   Sale and leaseback related to capital
    acquisitions ...............................             --               --          250,000            751,311
   Principal payments on lease obligations .....       (155,070)        (174,503)        (183,344)          (839,265)
   Sale of common stock ........................         23,344       27,640,966            1,769         27,713,203
   Sale of preferred stock .....................             --        1,500,140               --         19,258,613
   Offering costs ..............................             --       (2,875,140)            (980)        (3,112,941)
   Founders' shares reacquired .................             --               --               --               (846)
   Purchase of treasury stock ..................             --               --               --             (2,768)
                                                  -------------    -------------     ------------      -------------
    Net cash provided by (used in)
      financing activities .....................       (131,726)      26,091,463        1,067,445         51,740,975
Net increase (decrease) in cash and cash
 equivalents ...................................    (12,720,217)      14,029,004       (4,489,314)         2,488,963
Cash and cash equivalents, beginning of
 period ........................................     15,209,180        1,180,176        5,669,490                 --
                                                  -------------    -------------     ------------      -------------
Cash and cash equivalents, end of period .......  $   2,488,963    $  15,209,180     $  1,180,176      $   2,488,963
                                                  =============    =============     ============      =============
Supplemental disclosure of cash flow
 information:
   Interest paid during the period .............  $      27,530    $      63,473     $     61,915      $     258,193

See Notes E, F and G with respect to noncash financing and leasing transactions.

                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(NOTE A)--THE COMPANY:

     Virus Research Institute, Inc. (the "Company") is a development stage company engaged in the discovery and development of systems for the delivery of vaccines and immunotherapeutics, and improved and novel vaccines for adults and children.

     The Company has incurred substantial losses since inception while it has been in the development stage and such losses are expected to continue. In June 1996, the Company completed an initial public offering of 2,300,000 shares of common stock for $12.00 per share, resulting in net proceeds of approximately $24,743,000. The Company anticipates that the proceeds from the initial public offering in conjunction with payments received from collaborative partners will allow the Company to meet its obligations through December 31, 1999.


(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (1) Revenue recognition:

     Nonrefundable, noncreditable licensing and option fees and milestone payments are recognized when they are earned in accordance with the performance requirements and contractual terms. Research and development revenues and grants are recognized over the period of performance under the terms of the related agreements.

     Licensing revenue represents amounts paid by companies for the use of or access to the Company's proprietary technology. Option revenue represents payments for the right to evaluate the Company's proprietary technology which may or may not result in a licensing or collaborative development agreement. Research and development revenue represents amounts earned by the Company from several collaborative partners for sponsored research activities. Certain of the Company's collaborators are also stockholders of the Company.

     (2) Depreciation and amortization:

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the life of the lease.

     (3) Patent and licensing costs:

     As a result of research and development efforts conducted by the Company, it has received and applied for, and is in the process of applying for, a number of patents to protect proprietary inventions and licenses to use certain intellectual property. Costs incurred in connection with patent applications and licenses have been expensed as incurred and are reflected as general and administrative expenses.

     (4) Cash and cash equivalents:

     The Company considers all highly liquid investments with maturities of three months or less, when acquired, to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

     (5) Investments in marketable securities:

     In addition to cash equivalents, the Company has investments in corporate and municipal debt securities that are classified in the balance sheet as held-to-maturity in accordance with the provisions of Statement of Financial Accounting Standard No. 115 (SFAS No. 115), "Accounting for Certain Instruments in Debt and Equity Securities." Held-to-maturity investments are securities the Company has the positive intent and ability to hold to maturity. These securities are accounted for at amortized cost, which approximates fair value.

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

     (6) Income taxes:

     Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. aluation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     (7) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for depreciation and amortization, taxes and contingencies.

     (8) Stock-based compensation:

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The Company adopted this standard in 1996 by making the required note disclosures only. Therefore, the adoption of this standard has not had an effect on the Company's financial position or results of operations.

     (9) Net loss per share:

     During 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share" requiring certain changes in the calculation of per share results. As the Company has reported net losses from operations in the years presented, the computation for basic and diluted earnings per share is identical.


     Pro forma net loss per common share is based on the pro forma weighted average number of common shares outstanding during the periods presented as adjusted to reflect the conversion of all preferred stock on a retroactive basis as of January 1, 1995 or date of issuance, if later.


(NOTE C)--RESEARCH, LICENSE AND CONSULTING AGREEMENTS:

     The Company has entered into various research, license and consulting agreements to support its research and development activities. These agreements generally expire over several future years although some are automatically renewable on an annual basis unless canceled by either party. Amounts charged to operations in connection with these agreements for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $705,000, $650,000 and
$1,255,000, respectively. The Company expects to incur similar expenses in future years. Some of the above agreements contain provisions for future royalties to be paid on sales of products developed under the agreements.

     During 1997, the Company entered into an agreement pursuant to which the Company licensed certain patents and technology to a collaborator. Under the terms of the agreement, the collaborator is required to pay the Company $400,000 for licensing rights and $600,000 for research which was completed as of December 31, 1997. The total $1,000,000 is recorded as a contract receivable at December 31, 1997. The agreement also provides for future payments contingent upon the achievement of certain milestones.

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

(NOTE D)--LEASEHOLD IMPROVEMENTS AND EQUIPMENT:

     Leasehold improvements and equipment, including approximately $413,000 acquired under capital leases, are stated at cost and are summarized as follows:

                                                                      December 31,
                                                              -----------------------------
                                                                   1997            1996
                                                              -------------   -------------
   Laboratory furniture, fixtures and equipment ...........    $1,537,121      $1,366,074
   Office furniture, fixtures and equipment ...............       291,963         246,800
   Leasehold improvements .................................     1,302,718       1,283,972
                                                               ----------      ----------
     Total ................................................     3,131,802       2,896,846
   Less accumulated depreciation and amortization .........     2,416,568       2,015,483
                                                               ----------      ----------
     Balance ..............................................    $  715,234      $  881,363
                                                               ==========      ==========

(NOTE E)--INVESTMENTS IN DEBT SECURITIES:

     As of December 31, 1997 and 1996, the aggregate fair value of the held-to-maturity securities was $15,966,179 and $16,866,045, respectively. These amounts include an unrealized loss of $2,744 at December 31, 1997 and an unrealized gain of $26,056 at December 31, 1996.

     These securities are reflected in the balance sheet as follows:



                                                                        December 31,
                                                               ------------------------------
                                                                    1997             1996
                                                               --------------   -------------
   Cash equivalents ........................................    $        --     $ 6,000,113
   Marketable securities, maturing within one year .........    $15,968,923     $10,339,985
   Marketable securities, long term ........................    $        --     $   499,891

(NOTE F)--COMMITMENTS:

     (1) Operating lease:

     The Company has an operating lease for office and research facilities which expires in December 2001. The Company has the option to renew the lease for an additional five years. The lease also provides that the Company pay all real estate taxes levied against the premises. The lease requires minimum annual rentals in 1998 through 2001 of $294,000.

     Rent expense for 1997, 1996 and 1995 amounted to approximately $332,000, $267,000 and $269,000, respectively.

     (2) Capital lease:

     The Company has entered into several capital leases for equipment, including sale and leaseback transactions. Future minimum payments under these leases at December 31, 1997 amount to $72,352.


(NOTE G)--CAPITALIZATION:

     (1) Warrants:

     The Company has issued warrants to purchase common and preferred stock in connection with the issuance of notes payable and the establishment of capital leases.

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)


                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Warrants outstanding at December 31, 1997 are as follows:



                                                  Exercise Price
Security                     Number of Shares       Per Share        Expiration Date
-------------------------   ------------------   ---------------   ------------------
   Common stock .........         23,006             $  .96        February 9, 2004
   Common stock .........         49,578               1.95        December 14, 2005
   Common stock .........         11,000               9.60        April 12, 2001

     The warrant agreements contain antidilution provisions related to future issuances of stock.

     (2) Common stock options:

     The Company has adopted an equity incentive plan providing for the issuance of restricted stock and the granting of options to purchase up to a combined total of 1,751,176 shares of common stock. The plan provides for the granting of both incentive stock options and nonstatutory stock options. The exercise price for any incentive stock options cannot be less than the fair market value on the date of grant, while the exercise price for nonstatutory options will be determined by the Board of Directors. The vesting periods for all options are determined by the Board of Directors. The Company had the following option activity during 1995, 1996 and 1997:



                                                            Weighted Average Option
                                         Number of Shares       Price Per Share
                                        ------------------ ------------------------
   Balance--December 31, 1994 .........       750,220              $  .80
     Granted ..........................        12,142              $ 1.85
     Exercised ........................        (2,903)             $  .61
     Cancelled ........................       (11,584)             $  .96
                                              -------
   Balance--December 31, 1995 .........       747,875              $  .82
     Granted ..........................       325,172              $ 6.36
     Exercised ........................       (66,154)             $  .62
     Cancelled ........................       (14,515)             $ 1.45
                                              -------
   Balance--December 31, 1996 .........       992,378              $ 2.64
     Granted ..........................       104,412              $ 6.97
     Exercised ........................       (62,363)             $  .37
     Cancelled ........................        (1,765)             $ 5.09
                                              -------
   Balance--December 31, 1997 .........     1,032,662              $ 3.23
                                            ---------

     Options for 539,569 shares are exercisable at December 31, 1997 at a weighted average option price of $1.90 per share, with a weighted average remaining contractual life of approximately 7 years. At December 31, 1997, there were 585,545 shares available for future grant.

     (3) Stock-based compensation:

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. These was no compensation expense recognized in 1997, 1996 or 1995. If the Company had elected to recognize compensation cost for the plan based on the fair value at the grant date for awards under the plan, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amounts indicated below:

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


                                                         YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------------------------
                                                        1997               1996              1995
                                                  ----------------   ---------------   ----------------
   Net loss ...................   As reported       $ (6,564,354)       (1,581,936)      $ (6,297,028)
                                  Pro forma           (6,776,699)       (1,729,019)        (6,297,309)
   Net loss per share .........   As reported       $       (.74)     $       (.21)      $      (1.03)
                                  Pro forma                 (.76)             (.23)             (1.03)

     The fair value of the Company's stock options used to compute pro forma net loss and net loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997, 1996 and 1995: dividend yield of 2.5%; expected volatility of 45%; a risk free interest rate of 7.3%; and an expected holding period of nine years.

     The weighted average grant date fair value of options granted was $2.37 per share, $3.21 per share, and $3.07 per share for the years ended December 31, 1997, 1996 and 1995, respectively.


(NOTE H)--INCOME TAXES:


     Through December 31, 1993, pursuant to provisions of the Internal Revenue Code, the Company was deferring all start-up costs because operations, as defined by the Internal Revenue Code, had not commenced. In addition, the Company elected to defer all research and development costs until revenues were generated. Effective January 1994, the Company began generating revenues and commenced operations for tax purposes and is amortizing all costs deferred through December 31, 1993 over 60 months. From January 1994 forward, the Company continues to defer internal research and development costs and amortizes such costs over 60 months for tax purposes.

     At December 31, 1997 and 1996, the Company had no current or deferred tax liability.

     The components of the Company's net deferred tax asset and the tax effects of the primary differences giving rise to the Company's deferred tax asset are as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                             1997               1996              1995
                                                       ----------------   ---------------   ---------------
   Net operating loss carryforwards ................    $   4,900,000      $  3,100,000      $  3,000,000
   Deferred start-up costs .........................          200,000           380,000           550,000
   Deferred research and development costs .........        6,800,000         5,944,000         5,415,000
   Depreciation ....................................          315,000           250,000           164,000
   Research and development credit .................          561,000           227,000           110,000
   Other ...........................................           47,000            36,000           171,000
                                                        -------------      ------------      ------------
   Deferred tax asset ..............................       12,823,000         9,937,000         9,410,000
   Valuation allowance .............................      (12,823,000)       (9,937,000)       (9,410,000)
                                                        -------------      ------------      ------------
   Net deferred tax asset ..........................    $          --      $         --      $         --
                                                        =============      ============      ============

     At December 31, 1997, the Company's net operating loss carryovers for federal income tax purposes amount to approximately $12,480,000 and expire through 2012. The Company's ability to use these carryforwards is subject to limitations resulting from an ownership change as defined in Internal Revenue Code Sections 382 and 383.

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                                BALANCE SHEETS

                                                                             March 31,        December 31,
                                                                               1998               1997
                                                                         ----------------   ----------------
Current assets:
 Cash and cash equivalents ...........................................    $   1,162,625      $   2,488,963
 Marketable securities ...............................................       15,349,386         15,968,923
 Contract receivable .................................................        1,000,000          1,000,000
 Interest receivable .................................................          283,146            352,186
 Prepaid expenses ....................................................          322,421            273,224
 Other current assets ................................................           81,163             42,616
                                                                          -------------      -------------
  Total current assets ...............................................       18,198,741         20,125,912
Noncurrent assets:
 Leasehold improvements and equipment (net of accumulated
 depreciation and amortization of $2,508,530 at March 31, 1998 and
 $2,416,568 at December 31, 1997) ....................................          665,226            715,234
 Other assets ........................................................           29,583             37,193
                                                                          -------------      -------------
  Total noncurrent assets ............................................          694,809            752,427
                                                                          -------------      -------------
  Total assets .......................................................    $  18,893,550      $  20,878,339
                                                                          =============      =============
Current liabilities:
 Accounts payable ....................................................    $     172,337      $      24,769
 Accrued consulting and research fees ................................          784,441            709,295
 Accrued employee benefits ...........................................           96,636             91,636
 Accrued legal .......................................................          195,120            192,453
 Other accrued expenses ..............................................          463,590            377,987
 Current portion of lease obligation payable .........................           32,325             72,352
                                                                          -------------      -------------
  Total current liabilities ..........................................        1,744,449          1,468,492
Stockholders' equity:
 Preferred stock--$.001 par value; 5,000,000 shares authorized, none
 issued ..............................................................               --                 --
 Common stock--$.001 par value; 30,000,000 shares authorized;
 8,979,029 shares issued at March 31, 1998 and 8,928,314 shares
 issued at December 31, 1997 .........................................            8,979              8,928
 Additional paid-in capital ..........................................       51,977,244         51,930,441
 Deficit accumulated during the development stage ....................      (34,837,122)       (32,529,522)
                                                                          -------------      -------------
  Total stockholders' equity .........................................       17,149,101         19,409,847
                                                                          -------------      -------------
  Total liabilities and stockholders' equity .........................    $  18,893,550      $  20,878,339
                                                                          =============      =============

                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                           STATEMENTS OF OPERATIONS

                                                                 Three months ended                 Cumulative
                                                                        March 31,                      Since
                                                                 1998               1997             Inception
                                                           ----------------   ----------------   -----------------
   Revenue:
   Licensing and option revenue ........................     $     51,111       $          0       $   6,946,667
   Research and development revenue ....................                0            387,491           4,165,180
   Interest income .....................................          263,975            332,780           2,787,364
                                                             ------------       ------------       -------------
   Total revenue .......................................          315,086            720,271          13,899,211

   Expenses:
   Research and development ............................        1,853,839          1,700,476          33,420,374
   General and administrative ..........................          663,649            712,018          11,972,646
   Depreciation ........................................           91,963            130,607           2,610,879
   Interest and other expense ..........................           13,235             17,985             732,434
                                                             ------------       ------------       -------------
   Total expenses ......................................        2,622,686          2,561,086          48,736,333
                                                             ------------       ------------       -------------
   Net loss ............................................     $ (2,307,600)      $ (1,840,815)      $ (34,837,122)
                                                             ============       ============       =============

   Basic and diluted net loss per common share .........     $      (0.26)      $      (0.21)

   Shares used in computing basic and diluted net
    loss per common share ..............................        8,942,667          8,861,992

                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                           STATEMENTS OF CASH FLOWS

                                                                   Three months ended                Cumulative
                                                                         March 31,                      Since
                                                                  1998               1997             Inception
                                                            ----------------   ----------------   -----------------
Cash flows from operating activities:
Net loss ................................................     $ (2,307,600)      $ (1,840,815)      $ (34,837,122)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Depreciation and amortization ........................           93,295            132,606           2,662,737
   Conversion of accrued interest to preferred stock                     0                  0              58,373

Changes in operating assets and liabilities:
   Contract receivable ..................................                0                  0          (1,000,000)
   Increase in prepaid expenses and other assets ........          (11,094)           (37,738)           (593,187)
   Increase in accounts payable and accrued
    expenses ............................................          317,094            404,844           1,713,234
   Increase in deferred revenue .........................           (1,111)           537,491              (1,111)
                                                              ------------       ------------       -------------
 Net cash (used in) operating activities ................       (1,909,416)          (803,612)        (31,997,076)

Cash flows from investing activities:
   Purchases of marketable securities, net ..............          619,537         (1,800,291)        (15,349,386)
   Capital expenditures .................................          (41,956)           (87,303)         (3,191,203)
   Other ................................................                0                  0             (46,182)
                                                              ------------       ------------       -------------
 Net cash provided by (used in) investing activities               577,581         (1,887,594)        (18,586,771)

Cash flows from financing activities:
   Proceeds from notes payable ..........................                0                  0           7,973,668
   Sale & leaseback related to capital acquisitions .....                0                  0             751,311
   Principal payments on lease obligations ..............          (41,359)           (37,275)           (880,624)
   Sale of common stock .................................           46,856             17,661          27,760,059
   Sale of preferred stock ..............................                0                  0          19,258,613
   Offering costs .......................................                0                  0          (3,112,941)
   Founder's shares reacquired ..........................                0                  0                (846)
   Purchase of treasury stock ...........................                0                  0              (2,768)
                                                              ------------       ------------       -------------
 Net cash provided by (used in) financing activities.....            5,497            (19,614)         51,746,472
Net increase (decrease) in cash .........................       (1,326,338)        (2,710,820)          1,162,625
Cash and cash equivalents, beginning of period ..........        2,488,963         15,209,180                   0
                                                              ------------       ------------       -------------
Cash and cash equivalents, end of period ................     $  1,162,625       $ 12,498,360       $   1,162,625
                                                              ============       ============       =============
Supplemental disclosure of cash flow information:
   Interest paid during the period ......................     $      4,292       $      8,375       $     262,485

                       See Notes to Financial Statements

                        VIRUS RESEARCH INSTITUTE, INC.
                        (A DEVELOPMENTAL STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1998


(1) FINANCIAL STATEMENT PRESENTATION
     The unaudited financial statements of Virus Research Institute, Inc. (the "Company") herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes thereto should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. The results for the interim period presented are not necessarily indicative of the results for the full fiscal year.


(2) NET LOSS PER COMMON SHARE
     During 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share" requiring certain changes in the calculation of per share results. As the Company has reported net losses from operations in the years presented, the computation for basic and diluted earnings per share is identical.

================================================================================
--------------------------------------------------------------------------------


  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any offer or sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any date hereof.

                       --------------------------------

                               TABLE OF CONTENTS




                                                   Page
                                                ----------
Available Information .......................        2
Incorporation of Certain Documents By
   Reference ................................        2
Risk Factors ................................        3
The Company .................................       15
Recent Development ..........................       15
Unaudited Pro Forma Condensed Combined
   Financial Information ....................       16
Description of the T Cell Warrants ..........       22
Use of Proceeds .............................       23
The Selling Securityholders .................       23
Plan of Distribution ........................       24
Legal Matters ...............................       25
Experts .....................................       25
Index to Financial Statements ...............       F-1




T CELL SCIENCES, INC.




       1,957,427 Shares of Common Stock Issuable by T Cell Upon Exercise
             of T Cell Warrants and VRI Warrants Assumed by T Cell
                                      and
                        16,717 T Cell Warrants Issuable
                            by T Cell Upon Exercise
                                of VRI Warrants
                                      and
                      11,992,438 Shares of Common Stock and
                   1,258,438 Warrants to Purchase Common Stock
                      to Be Sold by Selling Securityholders






                      ----------------------------------
                                   PROSPECTUS
                      ----------------------------------

                                August 21, 1998



--------------------------------------------------------------------------------
================================================================================

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.




SEC Registration fees .................................    $    2,021
Nasdaq National Market Listing Fee ....................    $    2,141
Blue Sky fees and expenses ............................    $      100
Printing and engraving expenses .......................    $   11,010
Transfer agent and registrar fee and expenses .........    $    3,058
Attorneys' fees and expenses ..........................    $   48,935
Accounting fees and expenses ..........................    $    4,894
Miscellaneous .........................................    $    6,000
                                                           ----------
  Total ...............................................    $   78,159
                                                           ==========



Item 15. Indemnification of Officers and Directors.
     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which enables a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 145 of (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted such provisions in its Amended and Restated By-Laws (the "By-Laws").

     The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, had no reasonably cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The By-Laws provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of the Company.

     The Company currently carries a directors' and officers' liability insurance policy, which provides for payment of expenses to the Company's directors and officers in connection with threatened, pending or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the By-Laws and the DGCL.

Item 16. List of Exhibits.




 Exhibit
 Number          Description
--------         -----------------------------------------------------------------------------------------------
    2.1    -     Agreement and Plan of Merger, dated as of May 12, 1998, by and among T Cell Sciences,
                 Inc., TC Merger Corp. and Virus Research Institute, Inc. (attached as Annex A to the Joint
                 Proxy Statement/Prospectus contained in this Registration Statement). Pursuant to Item
                 601(b)(2) of Regulation S-K, the Schedules referred to in the Merger Agreement are omitted.
                 The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.**
    3.1    -     Third Restated Certificate of Incorporation of T Cell Sciences, inc., as amended and supplemented.*
    3.2    -     Amended and Restated By-Laws of T Cell Sciences, Inc. dated as of November 10, 1994.*
    3.3    -     Sixth Restated Certificate of Incorporation of Virus Research Institute, Inc., as amended.****
    3.4    -     Amended and Stated By-Laws of Virus Research Institute, Inc.*****
    3.5    -     Second Certificate of Amendment of Third Restated Certificate of Incorporation of T Cell
                 Sciences, Inc.***
    4.1    -     Form of Stock Purchase Agreement dated as of March 20, 1998, between the Registrant and certain stockholders of the Registrant.******
    4.2    -     Common Stock Purchase Warrant Provisions.***
    5.1    -     Opinion of Goodwin, Procter & Hoar LLP.*
    8.1    -     Opinion of Goodwin, Procter & Hoar LLP regarding certain tax matters.*
    8.2    -     Opinion of Hale and Dorr LLP regarding certain tax matters.*
   10.1    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures II, L.P.*******
   10.2    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures III, L.P.*******
   10.3    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures IV, L.P.*******
   10.4    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and Axiom Venture Partners, L.P.*******
   10.5    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and J. Barrie Ward.*******
   10.6    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and William A. Packer.*******
   10.7    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and John W. Littlechild.*******
   10.8    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and Alan M. Mendelson.*******
   10.9    -     Employment Agreement, dated as of May 12, 1998, by and between the Registrant and J.
                 Barrie Ward.*
   23.1    -     Consent of PricewaterhouseCoopers LLP.***
   23.2    -     Consent of Richard A. Eisner & Company, LLP.***
   23.3    -     Consent of Lehman Brothers Inc. (included in Annex C to the Joint Proxy Statement/
                 prospectus contained in this Registration Statement).*
   23.4    -     Consent of Hambrecht & Quist LLC (included in Annex D to the Joint Proxy Statement/
                 Prospectus contained in this Registration Statement).*
   23.5    -     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
   23.6    -     Consent of Hale and Dorr LLP (included in Exhibit 8.2).
   23.7    -     Consent of Fish & Richardson, P.C.***
   24.1    -     Powers of Attorney.*
   99.1    -     Form of Proxy for T Cell Common Stock.*
   99.2    -     Form of Proxy for VRI Common Stock.*



------------

*       Previously filed.
**      Previously filed as Exhibit 2 to the Virus Research Institute, Inc.
        Schedule 13D (File No. 005-49497) filed with the Commission on May 21, 1998.
***     Filed herewith.

**** Previously filed as Exhibit 3.1 to the Virus Research Institute, Inc. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (File No. 0-20711) filed with the Commission on August 8, 1996.
***** Previously filed as Exhibit 3.2 to the Virus Research Institute, Inc. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (File No. 0-20711) filed with the Commission on August 8, 1996.
****** Previously filed as Exhibit 4.1 to the T Cell Sciences, Inc. Registration Statement on Form S-3 (File No. 333-56755) filed with the Commission on June 11, 1998.
******* Previously filed as Exhibit 1 to the Virus Research Institute, Inc.
        Schedule 13D (File No. 005-49497) filed with the Commission on May 21, 1998.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 (No. 333-59215) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, The Commonwealth of Massachusetts, on August 21, 1998.



                                            T CELL SCIENCES, INC.

                                            By: /s/ Una S. Ryan
                                                -------------------------
                                                Una S. Ryan, Ph.D.
                                                President, Chief Executive
                                                Officer and Director



                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 (No. 333-59215) has been signed by the following persons in the capacities and on the dates indicated.




Signature                     Title                              Date
---------------------------   --------------------------------   ----------------
/s/ Una S. Ryan               President, Chief Executive         August 21, 1998
-------------------------     Officer and Director
                              (Principal Executive Officer)
Una S. Ryan, Ph.D.

/s/ Norman W. Gorin           Vice President, Finance,           August 21, 1998
-------------------------     Chief Financial Officer
Norman W. Gorin               and Secretary (Principal
                              Financial Officer and Principal
                              Accounting Officer)

              *               Director                           August 21, 1998
-------------------------
Harry H. Penner, Jr.

              *               Director                           August 21, 1998
-------------------------
Patrick C. Kung, Ph.D.

              *               Director                           August 21, 1998
-------------------------
Thomas R. Ostermueller
* By: /s/ Una S. Ryan
    ---------------------
    Attorney-In-Fact

                                 EXHIBIT INDEX




Exhibit
Number           Description
--------         -----------------------------------------------------------------------------------------------
    2.1    -     Agreement and Plan of Merger, dated as of May 12, 1998, by and among T Cell Sciences,
                 Inc., TC Merger Corp. and Virus Research Institute, Inc. (attached as Annex A to the Joint
                 Proxy Statement/Prospectus contained in this Registration Statement). Pursuant to Item
                 601(b)(2) of Regulation S-K, the Schedules referred to in the Merger Agreement are omitted.
                 The Registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.**
    3.1    -     Third Restated Certificate of Incorporation of T Cell Sciences, inc., as amended and supplemented.*
    3.2    -     Amended and Restated By-Laws of T Cell Sciences, Inc. dated as of November 10, 1994.*
    3.3    -     Sixth Restated Certificate of Incorporation of Virus Research Institute, Inc., as amended.****
    3.4    -     Amended and Stated By-Laws of Virus Research Institute, Inc.*****
    3.5    -     Second Certificate of Amendment of Third Restated Certificate of Incorporation of T Cell
                 Sciences, Inc.***
    4.1    -     Form of Stock Purchase Agreement dated as of March 20, 1998, between the Registrant and certain stockholders of the Registrant.******
    4.2    -     Common Stock Purchase Warrant Provisions.***
    5.1    -     Opinion of Goodwin, Procter & Hoar LLP.*
    8.1    -     Opinion of Goodwin, Procter & Hoar LLP regarding certain tax matters.*
    8.2    -     Opinion of Hale and Dorr LLP regarding certain tax matters.*
   10.1    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures II, L.P.*******
   10.2    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures III, L.P.*******
   10.3    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and HealthCare Ventures IV, L.P.*******
   10.4    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and Axiom Venture Partners, L.P.*******
   10.5    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and J. Barrie Ward.*******
   10.6    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and William A. Packer.*******
   10.7    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and John W. Littlechild.*******
   10.8    -     Proxy Agreement, dated as of May 12, 1998, by and among the Registrant, TC Merger Sub and Alan M. Mendelson.*******
   10.9    -     Employment Agreement, dated as of May 12, 1998, by and between the Registrant and J.
                 Barrie Ward.*
   23.1    -     Consent of PricewaterhouseCoopers LLP.***
   23.2    -     Consent of Richard A. Eisner & Company, LLP.***
   23.3    -     Consent of Lehman Brothers Inc. (included in Annex C to the Joint Proxy Statement/
                 prospectus contained in this Registration Statement).*
   23.4    -     Consent of Hambrecht & Quist LLC (included in Annex D to the Joint Proxy Statement/
                 Prospectus contained in this Registration Statement).*
   23.5    -     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).
   23.6    -     Consent of Hale and Dorr LLP (included in Exhibit 8.2).
   23.7    -     Consent of Fish & Richardson, P.C.***
   24.1    -     Powers of Attorney.*
   99.1    -     Form of Proxy for T Cell Common Stock.*
   99.2    -     Form of Proxy for VRI Common Stock.*

----------------
*       Previously filed.
**      Previously filed as Exhibit 2 to the Virus Research Institute, Inc.
        Schedule 13D (File No. 005-49497) filed with the Commission on May 21, 1998.
***     Filed herewith.
**** Previously filed as Exhibit 3.1 to the Virus Research Institute, Inc. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (File No. 0-20711) filed with the Commission on August 8, 1996.
***** Previously filed as Exhibit 3.2 to the Virus Research Institute, Inc. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (File No. 0-20711) filed with the Commission on August 8, 1996.
****** Previously filed as Exhibit 4.1 to the T Cell Sciences, Inc. Registration Statement on Form S-3 (File No. 333-56755) filed with the Commission on June 11, 1998.
******* Previously filed as Exhibit 1 to the Virus Research Institute, Inc.
        Schedule 13D (File No. 005-49497) filed with the Commission on May 21, 1998.